Exhibit 2.2
Execution Version

________________________________________________________________________

PURCHASE AGREEMENT
AND
PLAN OF MERGER

BY AND AMONG

ARCOSA MATERIALS, INC.,

ARCOSA MS1, LLC,

HARRISON GYPSUM HOLDINGS, LLC
H.I.G. – HGC, LLC, AS HIG SELLER
AND
H.I.G. – HGC, LLC, IN ITS CAPACITY AS THE REPRESENTATIVE

November 14, 2018
________________________________________________________________________

Page

ARTICLE I THE HIG HOLDCO PURCHASE2
1.01Sale of HIG Holdco Shares    2
1.02Consideration    2
1.03Closing.    2
ARTICLE II THE MERGER2
2.01Merger    2
2.02Effective Time; Closing    2
2.03Effect of the Merger    2
2.04Certificate of Formation    3
2.05Limited Liability Company Agreement    3
2.06Managers and Officers    3
2.07Conversion of Company Units    3
2.08Designated Unitholders Payments; Letters of Transmittal    4
2.09Required Withholding    5
2.10Indemnity Escrow Amount; Adjustment Escrow Amount; Earn-Out Escrow Amount    5
ARTICLE III CLOSING, MERGER CONSIDERATION ADJUSTMENT5
3.01The Closing    5
3.02Closing Transactions    6
3.03Closing Deliveries    7
3.04Net Working Capital and Cash Payment Adjustment    8
3.05Preparation of Closing Statement; Cooperation    11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND HIG SELLER11
4.01Representations and Warranties of Buyer and Merger Sub    12
4.02Representations and Warranties Regarding HIG Holdco and HIG Seller    13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY16
5.01Corporate Status    16
5.02Power and Authority    16
5.03Enforceability    17
5.04Capitalization; Ownership    17
5.05Subsidiaries    18
5.06No Violation; Consents and Approvals    18
5.07Financial Statements    19
5.08Absence of Certain Developments    20
5.09Litigation    22
5.10Environmental Matters    22
5.11Title to Properties    23
5.12Compliance with Laws    25
5.13Labor and Employment Matters    25
5.14Employee Benefit Plans    27
5.15Tax Matters    30

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5.16Insurance    31
5.17Licenses and Permits    31
5.18Affiliated Transactions    31
5.19Material Contracts    32
5.20Intellectual Property    35
5.21Products Liability and Warranty    37
5.22Mining Claims    38
5.23No Brokers    38
5.24Accounts Receivable and Payable    39
5.25FCPA; Anti-Corruption and Anti-Bribery Laws; Trade Regulation    39
5.26Customers and Suppliers    40
5.27Inventory    40
5.28Directors, Managers, Officers    40
5.29Funded Debt, Transaction Expenses, Cash Amount    40
ARTICLE VI PRE-CLOSING COVENANTS41
6.01Further Assurances; Closing Conditions    41
6.02Notices and Consents    41
6.03Regulatory Filings    42
6.04Conduct of the Business    44
6.05Access to Information    45
6.06Exclusivity    46
6.07Confidentiality Agreements    46
6.08Certain Capital Lease Payoff Efforts    46
ARTICLE VII POST-CLOSING COVENANTS46
7.01Further Assurances    47
7.02Director and Officer Liability and Indemnification; R&W Policy    47
7.03Access to Books and Records    47
7.04Transfer Taxes    47
7.05Employees; Benefits    48
7.06Name Change    49
7.07Distribution of Closing Cash Payment    49
7.08Kitsap Earn-Out Obligation    49
7.09Release    50
ARTICLE VIII TAX COVENANTS50
8.01Pre-Closing Taxes    50
8.02Straddle Period    51
8.03Responsibility for Filing Tax Returns    51
8.04Amendments, Elections, Etc    52
8.05Cooperation on Tax Matters; Tax Audits    52
8.06Tax Refunds and Credits    53
8.07Allocation of Purchase Price    53
8.08Partnership Audit Rules    53

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ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB53
9.01Accuracy of Representations and Warranties    53
9.02Compliance with Obligations    54
9.03No Adverse Proceeding    54
9.04No Material Adverse Effect    54
9.05Termination of Hart-Scott Rodino Waiting Period    54
9.06Payoff Letters    54
9.07Closing Deliveries    54
ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE COMPANY54
10.01Accuracy of Representations and Warranties    54
10.02Compliance with Obligations    55
10.03R&W Policy    55
10.04No Adverse Proceeding    55
10.05Termination of Hart-Scott Rodino Waiting Period    55
10.06Closing Deliveries    55
ARTICLE XI SURVIVAL; INDEMNIFICATION55
11.01Survival of Representations, Warranties and Covenants    55
11.02Indemnification Provisions for Benefit of Buyer    56
11.03Indemnification Provisions for Benefit of the Unitholders    57
11.04Matters Involving Third Parties    58
11.05Determination of Losses    61
11.06Exclusive Remedy    61
11.07No Duplication    62
11.08Other Indemnification Matters    62
11.09Effect of Investigation    64
ARTICLE XII DEFINITIONS64
12.01Defined Terms    64
12.02Other Definitional Provisions    78
ARTICLE XIII TERMINATION78
13.01Termination    78
13.02Effect of Termination    80
ARTICLE XIV GENERAL PROVISIONS80
14.01Notices    80
14.02Entire Agreement    81
14.03Expenses    81
14.04Amendment; Waiver    82
14.05Binding Effect; Assignment    82
14.06Counterparts    82
14.07Interpretation; Schedules    82
14.08Governing Law; Interpretation    83

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14.09Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial    83
14.10Specific Performance    84
14.11Arm’s Length Negotiations; Drafting    84
14.12Time    84
14.13Made Available    84
14.14Confidentiality; Publicity    84
14.15Designation of the Representative    85
14.16Company Representation    88

EXHIBITS

Exhibit A        Form of Unitholder Consent
Exhibit B        Form of Certificate of Merger
Exhibit C        Form of Letter of Transmittal
Exhibit D        Form of Company Closing Certificate
Exhibit E        Form of HIG Seller Closing Certificate
Exhibit F        Form of Resignation
Exhibit G        Form of Buyer Closing Certificate
Exhibit H        Form of Estimated Closing Statement
Exhibit I        Form of Escrow Agreement
Exhibit J        Form of HIG PSA Termination Agreement
Exhibit K        Form of R&W Policy

SCHEDULES

Schedule 3.02(f)    Funded Debt
Schedule 3.03(a)(xiii)    Resignations
Schedule 3.05(a)    Working Capital Schedule
Schedule 6.02        Notices and Consents
Schedule 6.04        Conduct of Business
Schedule 6.08        Certain Capital Lease Payoffs
Schedule 8.07        Purchase Price Allocation Schedule
Schedule 12.01(i)    Transaction Tax Deductions

v

PURCHASE AGREEMENT AND PLAN OF MERGER
This PURCHASE AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 14, 2018, by and among Arcosa Materials, Inc., a Delaware corporation (“Buyer”), Arcosa MS1, LLC, a Delaware limited liability company (“Merger Sub”), Harrison Gypsum Holdings, LLC, a Delaware limited liability company (the “Company”), H.I.G. – HGC, LLC, a Delaware limited liability company (“HIG Seller”), and H.I.G. – HGC, LLC, not individually but solely in its capacity as the Representative (as hereinafter defined). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 12.01 of this Agreement. Buyer, Merger Sub, the Company, and HIG Seller are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”
RECITALS
WHEREAS, HIG Seller is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock (the “HIG Holdco Shares”) of H.I.G.-HGC Holdings, Inc., a Delaware corporation (“HIG Holdco”);
WHEREAS, HIG Holdco is the record and beneficial owner of 698,049 Class A Units and 100 Class H Units of the Company (the “HIG Holdco Company Units”);
WHEREAS, HIG Seller desires to sell to Buyer, and Buyer desires to purchase from HIG Seller, 100% of the HIG Holdco Shares, on the terms and subject to the conditions set forth in this Agreement (the “HIG Holdco Purchase”);
WHEREAS, immediately following the closing of the HIG Holdco Purchase, the Parties desire to merge Merger Sub with and into the Company, with the Company as the surviving company (the “Merger”);
WHEREAS, the board of directors or board of managers (or the equivalent governing body) of each of the Parties have approved the HIG Holdco Purchase and/or the Merger, as applicable;
WHEREAS, the requisite equity holders of Buyer, Merger Sub, and HIG Seller have all approved, to the extent necessary, the HIG Holdco Purchase and/or the Merger, as applicable; and
WHEREAS, the unitholders of the Company holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Company’s Limited Liability Company Agreement have approved this Agreement and the transactions contemplated hereby pursuant to a written consent, a copy of which is attached hereto as Exhibit A (the “Unitholder Consent”).

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:
Article I
THE HIG HOLDCO PURCHASE
1.01    Sale of HIG Holdco Shares. Subject to and upon the terms and conditions of this Agreement, immediately prior to the Effective Time, HIG Seller shall sell to Buyer, and Buyer shall purchase from HIG Seller, all right, title and interest in and to the HIG Holdco Shares, free and clear of all Liens and Restrictions.
1.02    Consideration. In consideration for the HIG Holdco Shares, Buyer shall pay HIG Seller (collectively, the “Holdco Purchase Price”):
(a)    at the Closing, the sum of (x) $5,000,000, plus (y) the Per Unit Portion of the Estimated Closing Cash Payment attributable to the Class A Units multiplied by the number of Class A Units owned by HIG Holdco immediately prior to the Holdco Closing, plus
(b)    the Per Unit Portion of any Future Distribution Amount attributable to the Class A Units multiplied by the number of Class A Units owned by HIG Holdco immediately prior to the Holdco Closing.
1.03    Closing. The closing of the HIG Holdco Purchase shall take place on the Closing Date immediately prior to the Effective Time (the “Holdco Closing”).
ARTICLE II
THE MERGER
2.01    Merger. Subject to and upon the terms and conditions of this Agreement and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the “Surviving Company.”
2.02    Effective Time; Closing. At the Closing, the Company and Buyer and Merger Sub shall cause a certificate of merger, in form and substance substantially the same as Exhibit B attached hereto (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DLLCA to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time”).
2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.04    Certificate of Formation. The certificate of formation of Merger Sub in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.
2.05    Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law.
2.06    Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the manager, members of the board of managers and officers of Merger Sub at the Effective Time shall be the manager, members of the board of managers and officers, as applicable, of the Surviving Company.
2.07    Conversion of Company Units. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Unitholders, the following shall occur:
(a)    Class A Units. Each Class A Unit outstanding immediately prior to the Effective Time (other than Class A Units owned by HIG Holdco and Class A Units to be cancelled pursuant to Section 2.07(d), if any) shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to:
(i)    the Per Unit Portion of the Estimated Closing Cash Payment with respect to such Class A Unit, plus
(ii)    the Per Unit Portion of any Future Distribution Amount with respect to such Class A Unit.
(b)    Class P Units. Each Class P Unit outstanding immediately prior to the Effective Time (other than Class P Units to be cancelled pursuant to Section 2.07(d), if any) shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to:
(i)    the Per Unit Portion of the Estimated Closing Cash Payment with respect to such Class P Unit, plus
(ii)    the Per Unit Portion of any Future Distribution Amount with respect to such Class P Unit.
(c)    Class H Units. Each Class H Unit outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no cash or other consideration shall be paid with respect thereto.

(d)    Cancellation of Treasury Units. Each Company Unit held immediately prior to the Effective Time by the Company in treasury, if any, or held by Buyer or any of its Subsidiaries (excluding the HIG Holdco Company Units) shall be cancelled and no cash or other consideration shall be paid with respect thereto.
(e)    HIG Holdco Company Units. The HIG Holdco Company Units (other than the Class H Units cancelled pursuant to Section 2.07(c)) shall remain outstanding after the Effective Time. For greater certainty, there shall be no payments made to Buyer or HIG Holdco in respect of the HIG Holdco Company Units and each of Buyer and HIG Holdco hereby waives any and all rights to receive any payments of Merger Consideration under this Agreement in respect of the HIG Holdco Company Units after giving effect to the HIG Holdco Purchase (including payment in full of the Holdco Purchase Price to HIG Seller).
(f)    Merger Sub Units. Each unit or membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued Class A Unit of the Surviving Company.
2.08    Designated Unitholders Payments; Letters of Transmittal.
(a)    The Representative shall act as paying agent in effecting payments to Designated Unitholders and the exchange of cash for Company Units owned by Designated Unitholders.
(b)    Within five (5) Business Days following the date hereof, to the extent not delivered prior to the date hereof, the Company shall deliver to each Designated Unitholder a letter of transmittal in form and substance substantially similar to Exhibit C attached hereto (the “Letter of Transmittal”). The Letter of Transmittal shall approve the execution and performance of this Agreement and the Escrow Agreement and approve the appointment of the Representative.
(c)    The instructions to the Letter of Transmittal shall direct each Designated Unitholder to deliver to the Representative a duly completed and validly executed Letter of Transmittal in accordance with such instructions. If a Designated Unitholder delivers its Letter of Transmittal to the Representative at least two (2) Business Days prior to the Closing Date, then at the Closing the Representative shall deliver to such Designated Unitholder the portion of the consideration payable to such Designated Unitholder described in Section 3.02(c)(ii), subject to any applicable withholding Tax requirements. If a Designated Unitholder delivers its Letter of Transmittal to the Representative on or after the second (2nd) Business Day prior to the Closing Date, then promptly after such delivery, the Representative shall deliver to such Designated Unitholder the portion of the consideration described in Section 3.02(d) payable to such Designated Unitholder, and, if applicable, any Future Distribution Amount that such Designated Unitholder is entitled to receive at that time, subject to any applicable withholding Tax requirements. Until a Letter of Transmittal is validly delivered by a Designated Unitholder, each Company Unit held by such Designated Unitholder immediately prior to the Effective Time shall represent solely the right to receive the portion of the Merger Consideration into which such Company Unit shall have been converted pursuant to Section 2.07, without interest. Representative shall deliver to Buyer all executed Letters of Transmittal that it receives from the Designated Unitholders.

(d)    Notwithstanding anything to the contrary contained in this Agreement, neither Buyer, the Surviving Company, nor any of their respective Subsidiaries or Affiliates will have any liability for funds delivered to the Representative in accordance with the terms of this Agreement.
2.09    Required Withholding. Each of Buyer, the Escrow Agent and the Surviving Company shall be entitled, after consultation with the Representative, to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or the Escrow Agreement to any Unitholder such amounts as may be required to be deducted or withheld therefrom under the Code or any Law. To the extent such amounts are so deducted or withheld and remitted to the proper Taxing Authority (with copies of the appropriate receipts for such payments to be provided to the Representative), the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
2.10    Indemnity Escrow Amount; Adjustment Escrow Amount; Earn-Out Escrow Amount. At the Closing, Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent cash in an amount equal to the Indemnity Escrow Amount, the Adjustment Escrow Amount, and the Earn-Out Escrow Amount. The Indemnity Escrow Amount, the Adjustment Escrow Amount, and the Earn-Out Escrow Amount will be held and disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The Indemnity Escrow Amount, Adjustment Escrow Amount, and Earn-Out Escrow Amount shall be held as a trust fund and will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party.
2.11    Surety Bond Deposits and Collateral. Buyer agrees to use reasonable best efforts to promptly, and in any event within 30 days after the Closing, (a) replace all of the surety bonds issued by or on behalf or account of the Company and its subsidiaries listed in Section 5.19 of the Disclosure Schedule with replacement bonds that do not require any deposits, cash collateral or other security, and (b) obtain the release of any liens related to, and the return of, any deposits, cash collateral or other security held as of the Closing (the “Existing Collateral”) by or for the benefit of companies that have issued surety bonds on behalf of the Company or any of its Subsidiaries. Buyer will promptly, and in any event within five (5) Business Days, after receipt by the Buyer or any of its Subsidiaries of any Existing Collateral deliver such Existing Collateral to the Representative (for the benefit of the Unitholders) even if such Existing Collateral is received by Buyer after the 30 day period referred to above.
ARTICLE III
CLOSING, MERGER CONSIDERATION ADJUSTMENT
3.01    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP located in Dallas, Texas at (a) 10:00 a.m. on the second (2nd) Business Day following satisfaction or waiver of all of the closing conditions set forth in Article IX and Article X hereof (other than those to be satisfied at the Closing), or (b) on such other date as is mutually agreed to in writing by Buyer and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:02 a.m. (Chicago time) on the Closing Date, other than the Holdco Closing which shall be deemed to have occurred and to be effective as of 12:01 a.m. (Chicago time) on the Closing Date.
3.02    Closing Transactions. On the Closing Date:
(a)    the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(b)    the Representative shall deliver to Buyer all of the Letters of Transmittal delivered to the Representative by the Designated Unitholders prior to the Closing;
(c)    Buyer shall deliver:
(i)    to HIG Seller the amount payable pursuant to Section 1.02(a); and
(ii)    to the Representative, for the benefit of the Designated Unitholders who have delivered their Letters of Transmittal to the Representative at least two (2) Business Days prior to Closing, the portion of the Estimated Closing Cash Payment payable to such Designated Unitholders pursuant to Sections 2.07(a)(i) and 2.07(b)(i), subject to Section 2.09, as applicable.
(d)    Buyer shall deliver to the Representative, for the benefit of the Designated Unitholders who failed to deliver their Letters of Transmittal to the Representative at least two (2) Business Days prior to Closing, the portion of the Estimated Closing Cash Payment payable to such Designated Unitholders pursuant to Sections 2.07(a)(i) and 2.07(b)(i), subject to Section 2.09, as applicable;
(e)    Buyer shall deliver the Indemnity Escrow Amount, the Adjustment Escrow Amount, and the Earn-Out Escrow Amount to the Escrow Agent pursuant to Section 2.10 hereof;
(f)    To the extent not previously paid, Buyer shall pay, on behalf of the Company and its Subsidiaries, the outstanding balance of all Funded Debt listed on Schedule 3.02(f), which in the case of items (1) and (2) on Schedule 3.02(f) shall be pursuant to the Payoff Letters;
(g)    Buyer shall pay on behalf of the Company the Transaction Expenses Amount, in the amounts and to the Persons identified by the Representative prior to Closing;
(h)    Buyer shall pay to the Representative, on behalf of the Unitholders, $250,000 to be held in the Representative Expense Fund (such amount, the “Representative Expense Fund Amount”); and
(i)    The Parties and the Representative (on behalf of the Designated Unitholders) shall make such other deliveries as are required by Section 3.03 hereof.

Unless otherwise specified, all payments pursuant to this Section 3.02 shall be by wire transfer of immediately available U.S. dollars to the account or accounts specified in a writing (which may be email) by the recipient(s).

3.03    Closing Deliveries.
(a)    At the Closing, the Company, HIG Seller, and the Representative (as applicable) shall deliver to Buyer each of the following:
(i)    Stock certificates representing the HIG Holdco Shares and executed stock powers transferring the HIG Holdco Shares to Buyer;
(ii)    a certificate of the Company dated as of the Closing Date in the form attached hereto as Exhibit D, stating that the conditions specified in Sections 9.01 and 9.02, with respect to the Company, have been satisfied (the “Company Closing Certificate”);
(iii)    a certificate of HIG Seller dated as of the Closing Date in the form attached hereto as Exhibit E, stating that the conditions specified in Sections 9.01 and 9.02, with respect to HIG Seller, have been satisfied (the “HIG Seller Closing Certificate”);
(iv)    certificates from HIG Holdco stating that such entity is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and from the Company stating that such entity is not an entity described in Treasury Regulation Section 1.1445-11T(b);
(v)    a copy of the certificates of formation (or other similar charter documents) of HIG Holdco, the Company, and all of its Subsidiaries, certified by the Secretary of State of Delaware (or other jurisdiction of formation) and a certificate of good standing of the Company from Delaware (or other jurisdiction of formation) dated within ten (10) days of the Closing Date;
(vi)    certified copies of the resolutions or written consent duly adopted by the Company’s board of managers and equity holders of HIG Seller, HIG Holdco and the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(vii)    certified copies of the Operating Agreement and all other organization documents of HIG Holdco and the Company;
(viii)    the Escrow Agreement, duly executed by the Representative and the Escrow Agent;
(ix)    the Payoff Letters;
(x)    Letters of Transmittal that have been executed by Designated Unitholders that, when combined with the HIG Holdco Company Units, represent in the aggregate at least ninety-four and one-half percent (94.5%) of the outstanding Class A Units in the aggregate;

(xi)    the HIG Termination Agreement, duly executed by each of the parties thereto;
(xii)    written evidence terminating, in each case, as a contribution to the capital of Jack Acquisition, Inc. (A) that certain Subordinated Intercompany Promissory Note, dated February 24, 2015, payable by Jack Acquisitions, Inc., a Delaware corporation to Harrison Gypsum, LLC, an Oklahoma limited liability company (including all obligations and rights thereunder), and (B) that certain Subordinated Intercompany Promissory Note, dated August 5, 2015, payable by Jack Acquisitions, Inc., a Delaware corporation to Harrison Gypsum, LLC, an Oklahoma limited liability company (including all obligations and rights thereunder);
(xiii)    resignations from the Persons listed on Schedule 3.03(a)(xiii) as a manager, member of the board of managers, director or officer, as applicable, of HIG Holdco, the Company and its Subsidiaries, each in the form attached hereto as Exhibit F; and
(xiv)    an invoice or other written statement from each of the Persons to whom Transaction Expenses are owed (but only with respect to the Persons contemplated by clauses (a) and (b) of the definition Transaction Expenses) setting forth the total amounts owed to such Persons as of the Closing.
(b)    At the Closing, Buyer and Merger Sub shall each deliver to the Representative each of the following:
(i)    certified copies of the resolutions or written consent duly adopted by the manager or board of managers or directors (or its equivalent governing body) and equity holders (if necessary for approval) of Buyer and Merger Sub authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(ii)    a certificate dated as of the Closing Date in substantially the form attached hereto as Exhibit G stating that the conditions specified in Section 10.01 and 10.02 have been satisfied (the “Buyer Closing Certificate”); and
(iii)    the Escrow Agreement duly executed by Buyer.
3.04    Net Working Capital and Cash Payment Adjustment.
(a)    Estimated Closing Cash Payment. Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement, in the form attached hereto as Exhibit H (the “Estimated Closing Statement”), executed and certified by the Chief Executive Officer and Chief Financial Officer of the Company that sets forth the Company’s good faith estimate of the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing, the Transaction Expenses Amount, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, and, based on such estimates, an estimate of the Closing Cash Payment (the “Estimated Closing Cash Payment”). In addition, the Representative shall deliver to Buyer a statement, executed and certified by the Chief Executive Officer and Chief Financial Officer of the Company, that sets forth a calculation, based on the Estimated Closing Statement calculation delivered by the Company, of the amounts payable to each of the Unitholders at the Closing pursuant to Section 3.02(c) and 3.02(d).
(b)    Final Calculations.
(i)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative (a) a statement setting forth Buyer’s good faith calculation of (1) the Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any), (2) the Cash Amount, (3) the outstanding amount of all Funded Debt immediately prior to the Closing, (4) the Transaction Expenses Amount, and (5) based on the amounts set forth in clauses (1) through (4), the Closing Cash Payment (the “Closing Statement”) and (b) make available to the Representative all reasonably requested records and work papers necessary to compute and verify the information set forth in the Closing Statement. If Buyer does not deliver the Closing Statement to the Representative within sixty (60) days after the Closing Date, then, at the election of the Representative (acting in its sole discretion), either (x) the Representative may prepare and present the Closing Statement within an additional thirty (30) days thereafter or (y) the Estimated Closing Statement will be deemed to be the final Closing Statement in accordance with this Section 3.04(b). If the Representative elects to prepare the Closing Statement in accordance with the immediately preceding sentence, then Representative shall deliver written notice to Buyer of such election and all subsequent references in this Section 3.04(b)(i) to Buyer, on the one hand, and the Representative, on the other hand, will be deemed to be references to the Representative, on the one hand, and Buyer, on the other hand, respectively. After delivery of the Closing Statement, the Representative and its accountants shall be permitted to make reasonable inquiries of Buyer and the Company and their accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof. If the Representative has any objections to the Closing Statement, then the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Representative’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to Buyer within thirty (30) days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to the New York, New York office of Grant Thornton LLP (the “Independent Auditor”) to resolve such Objection Disputes. If Grant Thornton LLP refuses or is otherwise unable to act as the Independent Auditor, then Buyer and the Representative shall cooperate in good faith to appoint a nationally recognized independent accounting firm mutually agreeable to Buyer and the Representative, in which event “Independent Auditor” shall mean such firm. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objection

Statement. If any unresolved Objection Disputes are submitted to the Independent Auditor, then, for purposes of this Section 3.04(b), Buyer shall be the prevailing party in such proceeding if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of Buyer, and the Representative shall be the prevailing party if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of the Representative (e.g., if there are $200,000 of disputed items to be determined by the Independent Auditor and the Independent Auditor determines that Buyer’s claims prevail with respect to $125,000 and the Representative’s claims prevail with respect to $75,000, then Buyer would be the prevailing party). The Party that is not the prevailing party shall pay all of the fees, costs and expenses of the Independent Auditor. The final Closing Statement, however determined pursuant to this Section 3.04(b), will produce the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, the outstanding amount of all Funded Debt immediately prior to the Closing, and the Transaction Expenses Amount, in each case to be used to determine the final Closing Cash Payment. The process set forth in this Section 3.04(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the Working Capital, the Cash Amount, the outstanding amount of all Funded Debt and the Transaction Expenses Amount, provided that this sentence shall not prohibit Buyer from subsequently bringing a claim for a misrepresentation, breach or inaccuracy of any representations or warranties in accordance with Article XI.
(ii)    If after the final determination pursuant to clause (i) above, the final Closing Cash Payment is greater than the Estimated Closing Cash Payment, then (a) Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Representative (on behalf of the Unitholders) such difference by wire transfer of immediately available funds to an account or accounts designated by the Representative (which amount shall be distributed pro rata to the Designated Unitholders based upon each such Designated Unitholder’s Per Unit Portion and to HIG Seller based upon the Per Unit Portion for the Class A Units owned by HIG Holdco immediately prior to the Holdco Closing) and (b) within such five (5) Business Day period the Buyer and the Representative (on behalf of the Unitholders) shall instruct the Escrow Agent to release the entire Adjustment Escrow Amount to the Representative.
(iii)    If after the final determination pursuant to clause (i) above, the Estimated Closing Cash Payment is greater than the final Closing Cash Payment, then the Representative (on behalf of the Unitholders) and Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) instruct the Escrow Agent to pay such amount from the Adjustment Escrow Amount to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer. If the amount of the Adjustment Escrow Amount is greater than the amount owed to Buyer pursuant to this Section 3.04, then within such five (5) Business Day period the Buyer and the Representative (on behalf of the Unitholders) shall instruct the Escrow Agent to release the remaining portion of the Adjustment Escrow Amount to the Representative (on behalf of the Unitholders). If the amount of the Adjustment Escrow Amount is less than the amount owed to Buyer pursuant to this Section 3.04, then the Representative (on behalf of the Unitholders) and Buyer shall promptly instruct the Escrow Agent to release an amount from the Indemnity Escrow Fund equal to the amount of such shortfall. The Escrow Agent shall not release the Adjustment Escrow Amount until the Closing Cash Payment is finally determined in accordance with Section 3.04(b)(i)

and any resultant payment from the Adjustment Escrow Amount is requested by the Representative and Buyer in accordance with Section 3.04(b)(ii) or this Section 3.04(b)(iii). Notwithstanding any other term of this Agreement, the Adjustment Escrow Amount and the Indemnity Escrow Amount shall be Buyer’s sole source of recovery for any adjustments to the Estimated Closing Cash Payment, even if the Estimated Closing Cash Payment exceeds the final Closing Cash Payment by an amount that is greater than the amount of the Adjustment Escrow Amount and the Indemnity Escrow Amount, provided that this sentence shall not prohibit Buyer from subsequently bringing a claim for a misrepresentation, breach or inaccuracy of any representations or warranties in accordance with Article XI.
3.05    Preparation of Closing Statement; Cooperation.
(a)    Preparation of Closing Statement. The Closing Statement (and all calculations of Working Capital and the Cash Amount) shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the Latest Balance Sheet (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Latest Balance Sheet) and the policies and procedures set forth on Schedule 3.05(a) (the “Working Capital Schedule”) and except that the Closing Statement (and all calculations of Working Capital and the Cash Amount) shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; and (iii) not reflect, directly or indirectly, any additional category of reserve or accrual that is not reflected on the Latest Balance Sheet, except those that (A) result from material developments occurring after the date of the Latest Balance Sheet that are not listed on Section 5.08 of the Disclosure Schedule and (B) would be required to be reflected on the face of a balance sheet prepared in accordance with the accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the Latest Balance Sheet or, in the event there was no applicable methodology, principle or procedure used in the preparation of the Latest Balance Sheet, would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.
(b)    Cooperation. Following the Closing, each Party shall, and Buyer shall cause the Surviving Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) cooperate fully with the other Parties and their respective accountants in connection with their review or preparation (as applicable) of the Closing Statement and the Objection Statement (including by providing the applicable Party reasonable access to the employees of the Surviving Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement) and (ii) provide any books, records and other information reasonably requested by the applicable Party and its accountants in connection therewith or in connection with resolving any Objection Dispute, including during the period while any unresolved Objection Disputes are being reviewed by the Independent Auditor and until a final determination has been issued by the Independent Auditor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND HIG SELLER
4.01    Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub jointly and severally represent and warrant to the Company that, as of the date hereof and as of the Closing Date:
(a)    Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)    Power and Authority. Each of Buyer and Merger Sub has all requisite corporate or limited liability company, as appropriate, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by Buyer or Merger Sub, as applicable, to authorize the execution and delivery of this Agreement and the performance of Buyer’s and Merger Sub’s obligations hereunder have been properly taken.
(c)    Enforceability. This Agreement has been duly authorized, executed and delivered by each of Buyer and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by HIG Seller and the Company, this Agreement constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).
(d)    No Violations; Consents and Approvals. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by it of the transactions contemplated hereby will not (a) violate any provision of the organizational documents of Buyer or Merger Sub, (b) violate any material Law applicable to, binding upon or enforceable against the Buyer or Merger Sub, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, any Contract to which either Buyer or Merger Sub is a party or bound, or (d) result in the creation or imposition of any Lien upon any of the property or assets of Buyer or Merger Sub. Assuming expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, and except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording, notice, or other action or filing with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Buyer or Merger Sub in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereunder in accordance with the terms and conditions of this Agreement.

(e)    No Brokers. Neither Buyer nor Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company or any Unitholder may be liable.
(f)    Financing. Buyer has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all fees and expenses payable by Buyer or Merger Sub in connection with the transactions contemplated by this Agreement. Buyer expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.
(g)    Investment Representation. Buyer is acquiring HIG Holdco and the Company for its own account with the present intention of holding the securities of HIG Holdco and the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
(h)    Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Section 4.02 and Article V, (ii) HIG Seller, HIG Holdco, the Representative, the Unitholders, the Company, and the Company’s Subsidiaries have all complied with their respective covenants and other obligations under this Agreement, and (iii) any estimates, projections or forecasts made available to Buyer by HIG Seller, HIG Holdco, the Representative, the Unitholders, the Company, or any of the Company’s Subsidiaries have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to the transactions contemplated by this Agreement, each of Buyer and the Surviving Company and its Subsidiaries shall (x) be able to pay their respective debts as they become due, (y) own property which has a fair market value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities), and (z) have capital that is not unreasonably small in relation to its business as contemplated on such date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Merger Sub or the Surviving Company or its Subsidiaries.
(i)    Litigation. There is no Proceeding pending (or, to Buyer’s knowledge, threatened) against Buyer or Merger Sub that may affect (i) the legality, validity or enforceability of this Agreement or (ii) the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.
4.02    Representations and Warranties Regarding HIG Holdco and HIG Seller. Except as set forth in the Disclosure Schedule, HIG Seller only, and not any other Unitholder, hereby represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:
(a)    Status. HIG Holdco is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or to HIG Seller’s Knowledge or the Company’s Knowledge, threatened Proceeding for the merger, consolidation, dissolution, liquidation, insolvency or rehabilitation of HIG Holdco. HIG Seller is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or to HIG Seller’s Knowledge or the Company’s Knowledge, threatened Proceeding for the merger, consolidation, dissolution, liquidation, insolvency or rehabilitation of HIG Seller.
(b)    Power and Authority. Each of HIG Seller and HIG Holdco has all requisite corporate or limited liability company, as applicable, power and authority to own or lease its properties and assets and to carry on its business as such business has been conducted since December 31, 2017. HIG Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(c)    Enforceability. This Agreement has been duly authorized, executed and delivered by HIG Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of HIG Seller, enforceable against HIG Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.
(d)    No Violations; Consents and Approvals. The execution and delivery of this Agreement by HIG Seller and the consummation by it of the transactions contemplated hereby will not (a) violate any provision of the organizational documents of HIG Seller or HIG Holdco, (b) violate any material Law applicable to, binding upon or enforceable against HIG Seller or HIG Holdco, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, any Material Contract to which either HIG Seller or HIG Holdco is a party or bound, or (d) result in the creation or imposition of any Lien upon any of the property or assets of HIG Seller or HIG Holdco or any Restriction against the HIG Holdco Shares or the HIG Holdco Company Units. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording, notice, or other action or filing with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of HIG Seller or HIG Holdco in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereunder in accordance with the terms and conditions of this Agreement.
(e)    Capitalization; Ownership. All of the HIG Holdco Company Units are owned of record and beneficially by HIG Holdco and are free and clear of all Liens and Restrictions. All of the HIG Holdco Shares are owned of record and beneficially by HIG Seller and are free and clear of all Liens and Restrictions. HIG Holdco has good and valid title to the HIG Holdco Company Units free and clear of all Liens and Restrictions. HIG Seller has good and valid title to the HIG Holdco Shares. The HIG Holdco Shares and the HIG Holdco Company Units have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws. Other than the HIG Holdco Shares, there are no authorized or outstanding equity, voting, or ownership interests or securities of HIG Holdco. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require HIG Holdco to issue or sell any of its equity, voting, or ownership interests (or securities convertible into or exchangeable for its equity, voting, or ownership interests). HIG Holdco is not obligated to repurchase, redeem or otherwise acquire any of its outstanding equity, voting, or ownership interests.
(f)    Subsidiaries. HIG Holdco owns no equity, voting, or ownership interests in any other Person other than the HIG Holdco Company Units, and has no direct or indirect Subsidiaries other than the Company and its Subsidiaries.
(g)    Tax Matters. HIG Holdco has filed all Tax Returns that are required to be filed by it prior to the date hereof and the Closing Date, in each instance, taking into account any extensions of time to file that have been duly perfected and all such Tax Returns are true and correct in all material respects. All Taxes owed by HIG Holdco, regardless of whether shown on such Tax Returns, have been fully paid or properly accrued. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of HIG Holdco. HIG Holdco is not, and has not been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than the Operating Agreement). HIG Holdco is not, and has not been, a member of an affiliated group filing a consolidated federal income tax return and has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract or otherwise. HIG Holdco has not been the subject of any audit or other examination of Taxes by the Taxing Authorities and no such audit or other examination is pending or, to HIG Seller’s knowledge or the Company’s Knowledge, contemplated. HIG Holdco has not waived any statute of limitations in respect of Taxes payable by it, which waiver is currently in effect, and HIG Holdco has not agreed to any extension of time with respect to a Tax assessment or deficiency, which extension is currently in effect. There are no Liens for Taxes (other than Permitted Liens for Taxes not yet due and payable) upon any of the assets of HIG Holdco. HIG Holdco will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, (e) election under Section 108(i) of the Code or (f) election made pursuant to Section 965 of the Code. HIG Holdco has never been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. HIG Holdco has never participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4. There is no material property or obligation of HIG Holdco, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws. All material property of HIG Holdco that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority.

(h)    Holding Company. HIG Holdco has no operations and no significant assets, and does not engage in, and has never engaged in, any business activities, other than (i) its ownership of the HIG Holdco Company Units, (ii) activities in connection with this Agreement and the transactions contemplated hereby and (iii) engaging in transactions related to its capital stock (including the issuance of the HIG Holdco Shares to HIG Seller), in each case including any activities related or incidental thereto. Without limiting the generality of the foregoing, HIG Holdco (a) has no, and has never had any, employees or any benefit plans that were covered by ERISA, (b) does not own, hold, lease or license, and has never owned, held, leased or licensed, any real property, personal property, Intellectual Property, or Permits, (c) is not a party to, and has never entered into or been a party to, any Contract or Proceeding (or, to HIG Seller’s Knowledge, governmental investigation), and (d) has no, and has never had any, Funded Debt, material liabilities or obligations (other than its liabilities and obligations under the Operating Agreement, all of which will terminate and be of no further force and effect as of the Effective Time), or Liens against its assets, other than Permitted Liens.
(i)    Litigation. There are no Proceedings (or, to HIG Seller’s Knowledge, governmental investigations) pending or, to HIG Seller’s Knowledge, threatened against HIG Seller, HIG Holdco or the Representative, which would reasonably be expected to affect (i) the legality, validity or enforceability of this Agreement or (ii) the ability of HIG Seller or HIG Holdco to consummate the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Buyer and Merger Sub that, as of the date hereof and as of the Closing Date:
5.01    Corporate Status. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own or lease its properties and assets and to carry on its business as such business has been conducted since January 1, 2018. The Company is legally qualified to transact business as a foreign company, and in good standing, in all jurisdictions where the nature of its properties and the conduct of its business require such qualification.
5.02    Power and Authority. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by the Company at the Closing (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of the Company and each of its Subsidiaries, except for the delivery of notice to the Unitholders who did not execute the Unitholder Consent in accordance with the DLLCA. The Company’s board of managers has adopted a resolution approving the execution of this Agreement and the Company Documents and has directed that this Agreement be submitted to HIG Holdco and the Designated Unitholders for approval, and the Company’s unitholders owning a majority of the outstanding Class A Units have approved this Agreement pursuant to the Unitholder Consent, and, except for the delivery of notice to the Unitholders who did not execute the Unitholder Consent in accordance with the DLLCA, no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Company Documents by the Company or to consummate the transactions contemplated hereby and thereby.
5.03    Enforceability. This Agreement and the Company Documents have (or, in the case of any Company Documents to be entered into at the Closing, will be when executed and delivered) been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Company Documents (as applicable) by Buyer and Merger Sub, this Agreement and the Company Documents constitute (or, in the case of any Company Documents to be entered into at the Closing, will constitute when executed and delivered) the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.
5.04    Capitalization; Ownership.
(a)    Section 5.04 of the Disclosure Schedule sets forth the number of issued and outstanding units of each class of the Company Units and the holder of record of each outstanding Company Unit. There are no Company Units outstanding other than the Company Units listed on Section 5.04 of the Disclosure Schedule. All of the Company Units have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws and not in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any Company Units or other equity, voting or ownership interests (or securities convertible into or exchangeable for Company Units or other equity, voting or ownership interests). The Company is not obligated to repurchase, redeem or otherwise acquire any of its outstanding Company Units or other equity, voting or ownership interests. Pursuant to Section 3.4 of the Operating Agreement, all of the Class N Common Units of the Company have been cancelled and the prior holders thereof have no further rights pursuant to the Operating Agreement with respect to such Class N Common Units and have no rights in, or claims against, the Company or its assets.
(b)    Other than the Class P Units, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights obligating the Company to issue, transfer, or sell any Company Units or other equity interests of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Company Units on any matter. The Company is not, and to the Company’s Knowledge no Unitholder is, a party to any voting agreements with respect to any Company Units. There are no outstanding obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment in, any other Person (in either case, in the form of a loan, capital contribution, purchase of an interest (whether from the issuer or another Person) or otherwise).

5.05    Subsidiaries.
(a)    Section 5.05(a) of the Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) the entire authorized stock or other equity, voting or ownership interests of each such Subsidiary, and (iii) the record and beneficial owner of all issued and outstanding shares of such stock or other equity, voting or ownership interests, all of which are owned by the Persons set forth on Section 5.05(a) of the Disclosure Schedule free and clear of all Liens and Restrictions. Neither the Company nor its Subsidiaries owns, holds, or has the right to acquire, any stock, partnership interest, joint venture interest or other equity, voting or ownership interest in any other Person other than as shown on Section 5.05(a) of the Disclosure Schedule. All of the capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws. Except as set forth on Section 5.05(a) of the Disclosure Schedule, there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company’s Subsidiaries to issue or sell any of its equity, voting or ownership interests (or securities convertible into or exchangeable for shares of its equity, voting or ownership interests).
(b)    There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or other equity, voting or ownership interests of any of the Company’s Subsidiaries. None of the Company’s Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any capital stock or other equity, voting or ownership interests of any of the Company’s Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock or other equity, voting, or ownership interests of any of the Company’s Subsidiaries.
(c)    The Company’s Subsidiaries are each validly existing and in good standing under the laws of their jurisdiction of formation or organization, as applicable. The Company’s Subsidiaries have all requisite corporate or limited liability company, as applicable, power and authority to own or lease their properties and assets and to carry on their business as such business has been conducted since January 1, 2018. The Company’s Subsidiaries are legally qualified to transact business as a foreign corporation or company, as applicable, in all jurisdictions where the nature of their properties and the conduct of their business as now conducted require such qualification.
5.06    No Violation; Consents and Approvals.
(a)    Except as set forth on Section 5.06(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the Company Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the organizational documents of the Company or its Subsidiaries, (b) violate any material

Law applicable to, binding upon or enforceable against the Company or its Subsidiaries, (c) result in any material breach or violation of, or constitute a material default (or an event which would, with or without the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment or acceleration of rights under or the right to terminate or cancel any Material Contract, or (d) result in the creation or imposition of any Lien upon any of the property or assets of the Company and its Subsidiaries or any Company Unit. Assuming expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, and except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording, notice, or other action or filing with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereunder in accordance with the terms and conditions of this Agreement, except where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification, recording or other action would not be material to the Company and its Subsidiaries taken as whole.
(b)    Except as otherwise set forth in Section 5.06(b) of the Disclosure Schedule, no material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority or other Person will be required to be obtained or made by the Representative or the Company, or any of its Subsidiaries in connection with the due execution, delivery and performance by HIG Seller, the Representative, or the Company of this Agreement and the consummation of the transactions contemplated hereby.
5.07    Financial Statements.
(a)    Attached as Section 5.07(a) of the Disclosure Schedule are copies of (a) the audited consolidated balance sheets, statements of comprehensive loss, statements of members’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2016 and December 31, 2017 (the “Year-End Financial Statements”) and (b) the unaudited consolidated balance sheet as of September 30, 2018 (the “Latest Balance Sheet”) and related consolidated statements of income and statements of cash flows of the Company and its Subsidiaries for the nine-month month period ended September 30, 2018 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (i) fairly present, in all material respects, the cash flows and combined financial position of the Company and its Subsidiaries at each of the statement of financial positions dates and the results of operations for each of the periods covered thereby, in each case in accordance with GAAP and (ii) have been prepared in accordance with GAAP, consistently applied by the Company without material modification of the accounting principles used in the preparation thereof throughout the periods presented, except (x) as expressly set forth in the notes thereto and (y) that the Interim Financial Statements do not reflect year-end adjustments and do not contain footnote disclosures and other presentation items.
(b)    Except (i) as set forth in Section 5.07(b) of the Disclosure Schedule or as reflected and accrued for or fully reserved against in the Financial Statements, (ii) for liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of the Company’s and its Subsidiaries’

business, consistent with past practice, (iii) for executory obligations arising under any Contract which arose in the ordinary course of business and did not result from any default, tort or breach of such Contract and (iv) for Transaction Expenses and Transfer Taxes, the Company and the Company’s Subsidiaries do not have any material liabilities, indebtedness, debts, or obligations of any nature (whether or not of the type required by GAAP to be disclosed on the face of a balance sheet).
(c)    All books, records and accounts of the Company and each of its Subsidiaries are maintained in all material respects in accordance with all applicable Laws and transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.
5.08    Absence of Certain Developments. Except as contemplated or permitted by this Agreement or as set forth on Section 5.08 of the Disclosure Schedule, since December 31, 2017:
(a)    the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business;
(b)    there has not occurred any change, event, circumstance, occurrence or development that has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;
(c)    the Company and its Subsidiaries have not sold, transferred, leased, licensed, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of their assets or property (tangible or intangible), taken as a whole, or entered into a Contract to do any of the foregoing;
(d)    the Company and its Subsidiaries have not acquired, or entered into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(e)    there has not been any change in, or amendment to, the organizational documents of the Company or any of its Subsidiaries;
(f)    no election has been made or action taken to change the status of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes;
(g)    there has not been any damage, destruction or loss (other than ordinary course repair and maintenance), whether or not covered by insurance, with respect to the property and assets of the Company and its Subsidiaries having aggregate replacement costs in excess of $500,000;
(h)    neither the Company nor any of its Subsidiaries has materially increased the compensation payable or to become payable by it to any of the Company’s or its Subsidiaries’ employees whose base salary is in excess of $100,000, or increased the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement, or any Plan, except for the payment of bonuses payable to certain officers and employees of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (which will be included as part of the Transaction Expenses);
(i)    other than in the ordinary course of business, there has not been any change by the Company or any of its Subsidiaries in its accounting or Tax reporting methods, principles or policies;
(j)    neither the Company nor any of its Subsidiaries has issued, transferred, pledged, encumbered, or sold (or authorized any of the foregoing), any notes, bonds, securities, voting or ownership interests (or securities convertible into or exchangeable for shares of its equity, voting or ownership interests);
(k)    neither the Company nor any of its Subsidiaries has redeemed, purchased or acquired, directly or indirectly, any of its equity securities, voting or ownership interests (or securities convertible into or exchangeable for shares of its equity, voting or ownership interests);
(l)    neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any indebtedness or debt of any nature, except unsecured current obligations incurred in the ordinary course of business;
(m)    neither the Company nor any of its Subsidiaries has discharged or satisfied any material Lien, paid any material liability or obligation or waived or released any material right other than liabilities or obligations paid or settled in the ordinary course of business;
(n)    there has not been any acceleration, termination, material modification or cancellation of any Material Contract;
(o)    neither the Company nor any of its Subsidiaries has adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, (ii) independent contractor or consultant agreement other than in the ordinary course of business, or (iii) Plan, other than as required by applicable Law;
(p)    the Company has not declared, paid or distributed cash or other property to its equity holders with respect to their equity ownership interests;
(q)    neither the Company nor any of its Subsidiaries has made any single capital expenditure in excess of $250,000 or capital expenditures that, in the aggregate, exceed of $500,000;
(r)    neither the Company nor any of its Subsidiaries has settled or compromised any pending or threatened Proceeding or governmental investigation (other than immaterial ordinary course inspections or inquiries) or any claim or claims for, or that would result in a loss of annual revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $200,000;
(s)    neither the Company nor any of its Subsidiaries has materially changed or modified its credit, collection, or payment policies, procedures or practices, including any acceleration of collections or receivables (whether or not past due) or failure to pay or delay in payment of payables or other liabilities or obligations; and

(t)    none of the Company or any of its Subsidiaries has committed or agreed to do any of the foregoing.
5.09    Litigation. Except as set forth on Section 5.09 of the Disclosure Schedule, there is no Proceeding (or, to the Company’s Knowledge, governmental investigations (other than immaterial ordinary course governmental inspections or inquiries)) pending (or, to the Company’s Knowledge, threatened) against the Company or any of its Subsidiaries (including any of their respective officers, managers, directors, or employees with respect to their business activities on behalf of the Company or a Subsidiary), or to which the Company or any of its Subsidiaries is otherwise a party, and no such Proceedings or governmental investigation (other than immaterial ordinary course governmental inspections or inquiries) have been threatened in writing against the Company or any of its Subsidiaries since January 1, 2016. None of the Company or any of its Subsidiaries is subject to any outstanding judgment, order, decree or directive of any Governmental Authority that relates specifically to the Company or any of its Subsidiaries. Since January 1, 2016, as of the date hereof, none of the Company or any of its Subsidiaries has received any responsible party notices or informational requests from any Governmental Authority.
5.10    Environmental Matters. Except as described on Section 5.10 of the Disclosure Schedule:
(a)    The Company and its Subsidiaries are in material compliance with all Environmental Laws. The Company and its Subsidiaries have obtained and are in material compliance with all material Permits that are required pursuant to Environmental Laws for the operation of the business of the Company and its Subsidiaries and each such Permit is in full force and effect and there is no action pending to revoke, terminate, suspend, or cancel any such Permits. No action or consents are required with respect to such Permits as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge other, notice (either the subject matter of the notice remains unresolved or which notice was received in the past five (5) years) of a material violation of Environmental Laws, any material liability arising under Environmental Laws, requesting information under Section 104(e) of the Comprehensive Environmental Response, Compensation or Liability Act (or under analogous Law addressing contaminated properties), or any investigation, remediation or corrective obligation, relating to the Company, its Subsidiaries or their facilities. There is no Proceeding (or, to the Company’s Knowledge, governmental investigation (other than immaterial ordinary course governmental inspections or inquiries)) ongoing or pending (or, to the Company’s Knowledge, threatened) against the Company or its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws. Hazardous Material have not been treated, stored, disposed, generated, or released at, on or under the Owned Real Property, Leased Real Property or, during the time of Company ownership or operation, any property formerly owned, leased, or operated by the Company or any of its Subsidiaries, or by or on behalf of the Company or any of its Subsidiaries, in each case, in material violation of Environmental Laws or in a manner that could reasonably be expected to result in any material liability to the Company or its Subsidiaries under any applicable Environmental Law.

(b)    The Company and its Subsidiaries have made available to Buyer (i) copies of all material environmental reports and audits and all material correspondence since January 1, 2018 relating to environmental matters pertaining to the Leased Real Property and the Owned Real Property, and (ii) copies of all material correspondence since January 1, 2018 relating to environmental matters pertaining to any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries, in each case that are or were within the Company’s and its Subsidiaries’ possession or control and copies of all material permits issued to the Company and its Subsidiaries pursuant to any Environmental Law.
(c)    All mining, processing, storage, transportation, production or other facilities located in or on the Real Property of the Company or any of its Subsidiaries, or lands pooled or unitized therewith, that have been abandoned by the Company or any of its Subsidiaries, or any of their predecessors in interest for which the Company or any of its Subsidiaries may have continuing responsibility, have been abandoned in accordance with any lease provisions from the land owner, and in compliance with all applicable Laws. The Company and its Subsidiaries have fully performed all of their Abandonment and Reclamation Obligations required to be performed on or before the Closing Date. All Abandonment and Reclamation Obligations currently pending, in process or to the Company’s Knowledge, to be performed in the future have been described on Section 5.10 of the Disclosure Schedule.
(d)    Neither the Company nor any of its Subsidiaries have assumed or provided an indemnity for, either contractually or by operations of Law, any liabilities or obligations arising under Environmental Law (including Abandonment and Reclamation Obligations) of a third party that would reasonably be expected to form the basis of a claim against the Company or any Subsidiary.
(e)    There is no asbestos or asbestos-containing material that must be removed, abated or encapsulated to comply with applicable Environmental Laws located at or on any Real Property or other property currently owned, operated or leased by the Company or any Subsidiary. There is not currently nor has there been during the time of Company ownership or operation, any leaking underground storage tanks in which Hazardous Materials are being or have been treated, storage or disposed of on any Real Property or any other property owned or operated by the Company or its Subsidiaries.
5.11    Title to Properties.
(a)    The Company or one of its Subsidiaries has valid title to or the right to use all personal property used by the Company or any of its Subsidiaries in connection with the business conducted by the Company and the Company’s Subsidiaries (the “Personal Property”), free and clear of all Liens, except for Permitted Liens. The Personal Property constitutes all of the tangible personal property reasonably necessary for the continued ownership, use and operation of the business conducted by the Company and its Subsidiaries consistent in all material respects with the practices of the Company and its Subsidiaries as of the date of this Agreement. Section 5.11(a) of the Disclosure Schedule lists each lease of the Company or any of its Subsidiaries that is treated as a capital lease under GAAP, and the principal amount outstanding, as of June 30, 2018, under the terms of each such capital lease. The Personal Property, when taken as a whole, is (i) in good working order and repair (ordinary wear and tear excepted) and (ii) in suitable and adequate condition for continued use by the

Company and its Subsidiaries in the ordinary course of business consistent with its past practices, subject in each case to ordinary course maintenance and replacement. Neither the Company nor any of its Subsidiaries have deferred outside of the ordinary course of business any material maintenance of any item of Personal Property. Other than inventory in transit or on consignment in the ordinary course of business, the Personal Property is located on the Real Property.
(b)    The real property leased by the Company or its Subsidiaries pursuant to the leases (including any ground leases), subleases, licenses, and other occupancy agreements, including without limitation, any modification, amendment, extension, renewal, guaranty, and other agreements described on Section 5.11(b) of the Disclosure Schedule (as amended, the “Real Property Leases”) constitutes all of the real property leased by the Company and its Subsidiaries (the “Leased Real Property”). True and complete copies of each Real Property Lease have been provided to the Buyer. As of the date of this Agreement: (i) all rents, additional rents, and other sums, expenses, and charges due and payable by the Company or any of its Subsidiaries pursuant to the Real Property Leases have been paid; (ii) there is no breach, default, or event of default by the Company or any of its Subsidiaries under the Real Property Leases, and to the Company’s Knowledge, there is no occurrence, condition, or act which, the giving of notice, passage of time, or happening of a further event or condition would become a default or event of default by the Company or any of its Subsidiaries under the Real Property Leases; and (iii) there are no material disputes with the lessor with respect to the Real Property Leases; and (iv) neither the Company nor any of its Subsidiaries owes any unpaid brokerage commission with respect to any of the Real Property Leases.
(c)    Section 5.11(c) of the Disclosure Schedule lists all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, in each case other than Permitted Liens. There are no subleases, licenses, occupancy agreements or other Contracts that grant any Person the right of use or occupancy of any Real Property or the right to purchase any Real Property or any portion thereof or interest therein, and there is no Person in possession of any Real Property other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries are a party to any Contract or option to purchase any real property or an interest therein. The Real Property is all of the real property utilized in the business conducted by, and the operations of, the Company and its Subsidiaries consistent in all material respects with the past practices of the Company and its Subsidiaries since December 31, 2017.
(d)    The Company and its Subsidiaries have made available to Buyer copies of all existing surveys, title policies, property reports, and zoning reports pertaining to the Leased Real Property and the Owned Real Property that are within the Company’s and its Subsidiaries’ possession or control.
(e)    The Company and its Subsidiaries have the right and authority to use and operate all of the improvements located on the Real Property, subject to applicable Laws and Permitted Liens, and with respect to the Leased Real Property, subject to the terms of the Real Property Leases. Such improvements are being used, occupied, and maintained in all material respects by the Company and its Subsidiaries in accordance with all applicable Contracts, Permits, Laws, insurance requirements, and easements, restrictions, building setback lines, covenants and reservations of record. Certificates of occupancy and all other material Permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property, if any, have been issued for the Company’s or its Subsidiaries’ occupancy of each of such improvements and all such Permits, authorizations and approvals, if any, have been paid for and are in full force and effect. As of the date hereof, no material casualty has occurred with respect to the improvements located on any of the Real Property which remains unremedied. As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened condemnation, eminent domain or similar Proceeding or special assessment affecting any of the Real Property, nor as of the date hereof has the Company, or any of the Company’s Subsidiaries received notification that any such Proceeding or special assessment is contemplated.
(f)    Other than the Material Contracts, or immaterial Contracts that may be terminated by the Company or its Subsidiaries without penalty upon thirty (30) days’ notice or less, there is no property management agreement or other Contract concerning the operations of the Real Property or the improvements located thereon that will be binding on the Company or any of its Subsidiaries, the Real Property, or the improvements located thereon following the Closing.
5.12    Compliance with Laws. Except as set forth on Section 5.12 of the Disclosure Schedule, the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2017 through the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or managers, has received any written notice of violation of any Laws or received any written inquiry from any Governmental Authority regarding whether its operations comply with Law. Since January 1, 2017 through the date hereof, neither the Company nor any of its Subsidiaries (i) has been charged with any violation of any Laws; (ii) is, to the Company’s Knowledge, under investigation with respect to any alleged violation of any Laws (and to the Company’s Knowledge, there are no facts or circumstances which could form the basis for any such violation); or (iii) has violated any Law concerning the export or re-export of any products or services or the prohibited boycott of any country.
5.13    Labor and Employment Matters.
(a)    Section 5.13(a)(1) of the Disclosure Schedule lists all employees of the Company or its Subsidiaries by name, position, employing entity, full-time or part-time status, date of hire, location of employment, seniority or service credit date if different from initial date of hire, exempt or non-exempt status, employment status (whether active or on leave of absence), compensation, bonuses or commissions for 2017, and accrued but unused vacation, sick or other paid leave as of October 31, 2018. Section 5.13(a)(2) of the Disclosure Schedule lists (i) independent contractors of the Company or its Subsidiaries that were paid in excess of $50,000 in 2017, any contract expiration date, and the length of any notice period to terminate such contractual relationship, (ii) independent contractors of the Company or its Subsidiaries that were paid in excess of $10,000 in 2017, and (iii) independent contractors of the Company or its Subsidiaries that were paid in excess of $10,000 for the ten (10) month period ended October 31, 2018. Except as set out on Section 5.13(a)(1) of the Disclosure Schedule, as of October 31, 2018 no employee is on long-term disability leave or otherwise an inactive employee, all employees are employees at-will, and no former employee of the Company or any of its Subsidiaries has any right to recall or reemployment. To the Company’s

Knowledge, as of the date hereof, no executive or key employee or group of employees has provided written notice (or, to the Company’s Knowledge, oral notice) of an intent to terminate employment with the Company or one of its Subsidiaries or not to become employed by the Buyer.
(b)    Except as set forth on Section 5.13(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To the Company’s Knowledge, as of the date hereof, there is currently no organized effort by any labor union to organize any employees of the Company or its Subsidiaries into one (1) or more collective bargaining units, nor have there been any such labor union organization efforts during the previous five (5) years. Neither the Company nor any of its Subsidiaries has experienced any labor strike, work stoppage, slowdown, or other material labor dispute during the past five (5) years.
(c)    The Company and each of its Subsidiaries is in material compliance with all Laws governing and related to the employer-employee relationship, including all Laws related to anti-discrimination, anti-harassment, anti-retaliation, wages and hours, overtime compensation, break periods, seating, collective bargaining, pay equity, use of credit reports, payday laws, whistleblower protections, employee classifications, employee leave, disability accommodations, workers’ compensation, child labor, immigration and E-Verify, employee health and safety, and required employment taxes and withholdings (“Employment Laws”). There is no pending Proceeding (or, to the Company’s Knowledge, governmental investigation) relating to any alleged violation of breach by the Company or its Subsidiaries of any Employment Laws. Neither the Company nor any of its Subsidiaries has taken any action that would trigger any obligations to issues notices under the Worker Adjustment and Retraining Notification Act during the past three (3) years. None of the Company or any of its Subsidiaries is subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to claims of discrimination or other claims in respect of employment or labor practices and policies. No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination, wage payments, employee classification and immigration) of the Company or any of its Subsidiaries which remains outstanding or unsatisfied.
(d)    With respect to any Contract with a Governmental Authority, the Company and each of its Subsidiaries is and has been in material compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is, and has been during the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Contract with a Governmental Authority or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
(e)    Except to the extent included as a current liability in the calculation of Working Capital, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all employees of the Company and its Subsidiaries have been paid in full to such employees prior to Closing.

(f)    Except as set forth on Section 5.13(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has paid nor will it be required to pay any bonus, fee, remuneration, or other compensation to any employee (other than salaries, wages or bonuses paid or payable in the ordinary course of business in accordance with current compensation levels as set forth on Section 5.13(a)(1) of the Disclosure Schedule with adjustments permitted by Section 6.04) as a result of the transactions contemplated by this Agreement or any contractual right triggered by any of the transactions contemplated by this Agreement.
(g)    Each independent contractor of the Company or any of its Subsidiaries has been properly characterized as such
5.14    Employee Benefit Plans.
(a)    Section 5.14 of the Disclosure Schedule sets forth a list of all material employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement, other than those established pursuant to statute, sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees, directors, managers, and independent contractors, and their dependents or beneficiaries, or for which the Company or its Subsidiaries has any liability, contingent or otherwise (collectively the “Plans”).
(b)    The Plans comply in all material respects in form and in operation with the requirements of the Code, ERISA and all applicable Laws and, where applicable, the terms of the collective bargaining agreement.
(c)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) either has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that has received an opinion letter from the Internal Revenue Service reflecting its qualified status upon which the Company is permitted to rely and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan.
(d)    With respect to the Plans, all required contributions have been made or properly accrued in accordance with applicable Law, and the terms of the Plan documents. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA).
(e)    The Company has made available to Buyer true and correct copies of (i) plan documents and amendments thereto (or where no written Plan documents exist, a written summary of the Plan’s material terms), (ii) related trust agreements, insurance contracts or other funding arrangements, (iii) the three most recent Form 5500-series annual reports with schedules, if any, (iv) the financial statements for the Plans for the past three (3) years, along with the summary annual reports for such periods, (v) the most recent summary plan descriptions for the Plans, (vi) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to any Qualified Plan, and (vii) all non-routine correspondence with any Governmental Authority with respect to any Plan for the past three (3) years.
(f)    The Company and its ERISA Affiliates (i) do not currently maintain and, within the past six (6) years, have not maintained, and are not required currently and, within the past six (6) years, have not been required to contribute to or otherwise participate in, any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or Section 412 of the Code; (ii) do not currently participate in and, since January 1, 2015, have not participated in, or been required to contribute to, any Multiemployer Plan (collectively “Pension Plans”). Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) (other than the timely payment of premiums) in connection with any Pension Plan. Neither the Company nor any ERISA Affiliate has incurred or is contingently liable for any withdrawal liability to any Multiemployer Plan under Section 4201 of ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or Section 412 of the Code or incurred any liability with respect to any Pension Plan or Multiemployer Plan by reason of being a single employer with any entity pursuant to Section 414 of the Code or Section 4001 of ERISA.
(g)    All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in material compliance with the applicable requirements of ERISA and the Code with respect to each Plan.
(h)    There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which an exemption is not available or that could reasonably be expected to result in a material liability. No fiduciary of a Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan. No Proceeding or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.
(i)    Each arrangement that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies with the requirements Section 409A of the Code in both form and operation in all material respects.
(j)    The requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and regulations and guidance promulgated thereunder, have been met with respect to each Plan that is a group health plan subject thereto in all material respects.
(k)    The Company does not maintain, contribute to or have an obligation to contribute to, or have any liability with respect to, post-termination benefits under, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Company (or any spouse of other dependent thereof) other than in accordance with COBRA.
(l)    Neither the Company nor any ERISA Affiliate participates in any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(m)    Except as set forth on Section 5.14 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or an of its Subsidiaries to severance pay, or any other payment under a Plan, or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual, except for bonuses payable to certain officers and employees of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (which will be included as part of the Transaction Expenses).
(n)    Neither the Company nor any of its Subsidiaries has liability, including any obligations under any Plan with respect to any employees “leased” form another entity. No Person (including any leased employees (as defined in Section 414(n) of the Code) or independent contractors of the Company or any of its Subsidiaries) other than employees of the Company or any its Subsidiaries (or, if applicable, their beneficiaries) is permitted to participate or participates in the Plans.
(o)    Any Plan that has been terminated by the Company or any ERISA Affiliate, and for which the Company or any ERISA Affiliate could have any liability, has been terminated in compliance with all applicable Laws, and the Company has provided notice to all affected persons and Governmental Authorities in accordance with applicable Laws. Further, there are no liabilities, obligations, or claims pending or anticipated relating to any such terminated Plan.
(p)    No Person (including any leased employees (as defined in Section 414(n) of the Code) or independent contractors of the Company or any of its Subsidiaries) other than employees of the Company or any of its Subsidiaries (or, if applicable, their beneficiaries) is permitted to participate or participates in the Plans.
(q)    The Company is not a party to any agreement, Contract, arrangement or Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law).
5.15    Tax Matters. The Company and its Subsidiaries have filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as owing by the Company and its Subsidiaries have been fully paid or properly accrued, regardless of whether shown on any such Tax Return. The provision for Taxes on the Interim Financial Statements is sufficient for all accrued and unpaid Taxes of the Company and its Subsidiaries as of the date thereof and all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued. Neither the Company nor any of its Subsidiaries is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than the Operating Agreement and credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. During the period from January 1, 2015 to the date of this Agreement, neither the Company nor its Subsidiaries have been the subject of any audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality with respect to any open Tax years and, to the Company’s Knowledge, no such audit or other examination is contemplated or pending. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes payable by any of them, which waiver is currently in effect, and neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to a Tax assessment or deficiency, which extension is currently in effect. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (d) installment sale or open transaction disposition made on or prior to the Closing Date; (e) election under Section 108(i) of the Code; or (f) election made pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has ever been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4. The Company has made an election under Section 754 of the Code, which election has not been revoked. Each of the Company and its Subsidiaries has, and is properly treated as having, the federal Income Tax status indicated opposite its name on Section 5.15 of the Disclosure Schedule. There is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws. All material property of the Company and its Subsidiaries that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority.
5.16    Insurance. Section 5.16 of the Disclosure Schedule lists each insurance policy currently in effect that is maintained by the Company and its Subsidiaries, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums due thereon has been paid, and each of the Company and its Subsidiaries is in material compliance with the terms and provisions of such policies. The Company has made available to the Buyer a complete and correct list of the claims made by the Company and its Subsidiaries during the past five (5) years (including with respect to insurance obtained but not currently maintained). Neither the Company nor any of its Subsidiaries has received written notice of cancellation or non-renewal of any Insurance Policy. The Company or one of its Subsidiaries is a named insured or loss payee, as applicable, under each Insurance Policy, and the Insurance Policies will continue to be in full force and effect after Closing under their ordinary expiration date. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. True and complete copies of each Insurance Policy have been provided to the Buyer.
5.17    Licenses and Permits. The Company and its Subsidiaries possess all licenses, permits, registrations and approvals issued by a Governmental Authority that are necessary for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Permits”), and all Permits are in full force and effect. None of the Company or any of its Subsidiaries is in material default under or violation of any of the Permits, and no event has occurred which, with or without notice or the lapse of time or both, would constitute a default under or violation of, in any material respect, any term, condition or provision of any Permit and, to the Company’s Knowledge, there are no facts or circumstances which could form the basis for any such default or violation. There are no Proceedings (or, to the Company’s Knowledge, governmental investigations) pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation, withdrawal, abandonment, cancelation, non-renewal, or modification of any of the Permits. None of the Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement and each Permit will remain in full force and effect following the consummation of the transactions contemplated by this Agreement. True and correct copies of each Permit have been made available to Buyer.
5.18    Affiliated Transactions. Except for the HIG Services Agreements and as otherwise set forth on Section 5.18 of the Disclosure Schedule, (a) none of (i) HIG Seller, (ii) any Unitholder, (iii) any officer, manager, director, stockholder, member, or owner of HIG Seller, the Company, any Unitholder, or their respective Affiliates, or (iv) to the Company’s Knowledge, any individual in such officer’s, manager’s, director’s, stockholder’s, member’s, or owner’s immediate family is a party to any Contract with the Company, or any of its Subsidiaries or has any financial interest in any property (tangible or intangible) used by the Company or any of its Subsidiaries and (b) to the Company’s Knowledge, no officer, manager, director, stockholder, member, or owner of HIG Holdco, the Company, any of its Subsidiaries, or any of their respective Affiliates, or any individual in such officer’s, manager’s, director’s, stockholder’s, member’s, or owner’s immediate family is a party to any Contract with the Company, or any of its Subsidiaries (other than the Operating Agreement, any employment Contract or equity incentive, or restricted unit agreement listed in the Disclosure Schedules) or has any interest in any property (tangible or intangible) used by the Company or any of its Subsidiaries.
5.19    Material Contracts

(a)    Section 5.19 of the Disclosure Schedule sets forth a list of all Contracts in effect as of the date hereof, including all amendments and supplements thereto, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):
(i)    all Contracts relating to any completed stock, business or material asset acquisition, disposition, exchange, or restructuring by the Company or any of its Subsidiaries within the last five (5) years;
(ii)    all collective bargaining agreements or other Contracts with any labor union;
(iii)    all Contracts for the employment of any current officer, individual employee or other person on a full-time, part-time, or consulting basis, except for employment or consulting Contracts which are terminable at will and without penalty and consulting Contracts that are terminable without penalty on less than sixty (60) days’ notice;
(iv)    all Contracts pursuant to which any severance, change of control, termination or similar payment may be owed to any employee or independent contractor;
(v)    all Contracts pursuant to which the Company or any of its Subsidiaries are or may become obligated to make any bonus, sales compensation, or similar payment to any employee or independent contractor;
(vi)    all Contracts relating to indebtedness (including all Funded Debt), including surety bonds, performance bonds and letters of credit;
(vii)    all Contracts under which the Company, or any of its Subsidiaries is lessee of, or holds or operates, any leased Personal Property owned by any other party, for which the annual rental exceeds $50,000 and has a contractual commitment of over twelve (12) months;
(viii)    all Contracts under which the Company, or any of its Subsidiaries is lessor of or permits any third party to hold or operate any Personal Property for which the total annual rental payments exceed $20,000;
(ix)    all Software licenses of the Company and its Subsidiaries (other than “off the shelf” Software), that require the Company, or any of its Subsidiaries to make total annual payments in excess of $50,000;
(x)    all Contracts that prohibit the Company, or any of its Subsidiaries from freely engaging in business anywhere in the world (other than standard non-solicitation provisions entered into in the ordinary course of business contained in customer Contracts or non-disclosure Contracts which do not materially impair the ability of the Company or any of its Subsidiaries to operate their respective businesses) or that contain exclusivity or non-competition provisions restricting the Company, or any of its Subsidiaries;
(xi)    all Contracts with take or pay purchase obligations;

(xii)    all Contracts settling, resolving, or disposing with of Proceedings or governmental investigations (other than immaterial ordinary course governmental inspections or inquiries) or threatened Proceedings or governmental investigations (other than immaterial ordinary course governmental inspections or inquiries) since January 1, 2017, including any order, decree, decision, directive, determination, or ruling of any Governmental Authority that relates specifically to the Company or any of its Subsidiaries;
(xiii)    all Contracts that contain any Abandonment and Reclamation Obligations that have not been satisfied other than future obligations under any leases pertaining to the Leased Real Property or that contain any continuing agreements, duties, undertakings or obligations (including warranty, contribution or indemnity obligations) related to abandoned, terminated, sold, or transferred mines, sites, operations, products, or business lines;
(xiv)    all Contracts related to mineral interests, surface rights, surface access, air rights, water rights, ground water access or usage that are material to the operation of the business of the Company and its Subsidiaries when taken as a whole;
(xv)    (A) all Contracts that grant to the Company, or any of its Subsidiaries a right of first refusal, first offer or first negotiation or that contain a grant by the Company, or any of its Subsidiaries of any purchase right, option, right of first refusal, first offer, or first negotiation, and (B) any marketing, sales, representative, agency, referral, franchising, consignment, bailment, or distribution Contracts, or Contracts that contain preferential pricing or terms, “most favored nations” or exclusivity rights, rebates, long-term purchase or supply rights, and/or other price protections to any third party;
(xvi)    all Contracts containing confidentiality, indemnification, surety, or guaranty provisions, other than Contracts containing customary confidentiality or indemnification obligations set forth in any letter of intent or similar document entered into in the ordinary course of business;
(xvii)    all Contracts that are executory purchase orders dated on or prior to October 31, 2018 by or to the Company or any Subsidiary of the Company with outstanding amounts in excess of $500,000;
(xviii)     all Contracts that relate to the payment of any Tax or the filing of Tax Returns (other than the Operating Agreement and credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions);
(xix)    all Contracts pursuant to which the Company or any of its Subsidiaries has made an advance or loan to any other Person;
(xx)    all Contracts that create a Lien or Restriction on any assets of, or equity interests in, HIG Holdco, the Company, or any of its Subsidiaries;
(xxi)    all material Contracts that are with any Governmental Authority;

(xxii)    joint venture, development, partnership, licensing, sharing of profits or strategic alliance Contracts or Contracts evidencing an equity ownership interest in another Person;
(xxiii)    all Contracts currently in effect (including any executory purchase orders) with the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, during any of fiscal year 2017 and 2018; and
(xxiv)    all Contracts currently in effect (including any executory purchase orders) with the ten (10) largest suppliers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, during any of fiscal year 2017 and 2018.
(b)    The Company has made available to Buyer a true, complete, and correct copy of all written Material Contracts and an accurate description of the material terms of any oral Material Contracts. No material term, condition, right, responsibility, duty or obligation under any Material Contract has been terminated, waived, or amended in any respect, except to the extent that such termination or amendment is described in the Disclosure Schedules and disclosed in the copies of the Material Contracts made available to Buyer. Each Material Contract constitutes the valid and binding obligation of the Company or any of the Company’s Subsidiaries party thereto, enforceable in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence as a result of the Closing. The Company is not in material breach, default or violation of any Material Contract, and to the Company’s Knowledge, no other party to any Material Contract is in material breach, default or violation of any Material Contract, and to the Company’s Knowledge, no event or circumstance exists that will result in or constitute such a breach, default or violation (with or without due notice or lapse of time or both). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal or acceleration under any Material Contract; (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract; (iii)  result in the creation or imposition of any obligation and liability or any Liens upon any of the assets of the Company or its Subsidiaries under the terms of any Material Contract; or (iv) result in any restriction on any of the Company’s or its Subsidiaries’ respective rights under any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and to the Company’s Knowledge since January 1, 2016, no party has given written notice of any significant dispute with respect to any Material Contract.
5.20    Intellectual Property.
(a)    Section 5.20 of the Disclosure Schedule sets forth a true and complete listing of the following:
(i)    a true and complete list of the following Company Owned Intellectual Property:
(A)    with respect to all Patents, (1) issued patents and for each, its number, jurisdiction, issue date and title; and (2) patent applications (including provisional applications, divisional applications, continuation applications, continuation-in-part applications, re-examination applications and reissue applications) and for each, the application number, date of filing, jurisdiction, and title;
(B)    with respect to all Trademarks, all registrations and pending applications for Trademarks, (1) if registered, the mark, jurisdiction, registration number and registration date thereof; and (2) if pending, the mark, jurisdiction, and application serial number thereof (if any) and the date of filing;
(C)    with respect to all Copyrights, all copyright registrations and pending applications for registration thereof, including, (1) if registered, the title, number and date of registration thereof; and (2) if pending, the title, applications for registration of Copyrights and the date such application was filed, if applicable; and
(D)    with respect to all Domain Names, all registrations and accounts thereof, listing the domain name, the registrant name and the registrars with whom the Domain Names have been registered.
(ii)    (A) all material licenses, sublicenses, consents and agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company Owned Intellectual Property by the Company or any of its Subsidiaries; and (B) all material licenses, sublicenses, consents, agreements and other instruments as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party Intellectual Property by any Person (excluding licenses implied by the sale of goods, shrink-wrap and click-wrap software licenses, end-user licenses and licenses to software generally commercially available).
(b)    The Company owns, is licensed, or otherwise possesses legally sufficient rights in and to the Company Intellectual Property to carry out the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to sell, offer for sale and provide all Company Products. All Company Owned Intellectual Property is owned exclusively by the Company and each Subsidiary free and clear of all Liens, other than Permitted Liens.
(c)    The operation of the businesses of the Company and its Subsidiaries have not infringed, diluted, misappropriated or otherwise violated the Intellectual Property of any third person.
(d)    All registered, granted or issued Patents, Trademarks, Domain Names and Copyrights comprising Company Owned Intellectual Property are valid and subsisting, have not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed, and none have been or currently are involved in any interference, reissue, reexamination, nullification, opposition, concurrent use, cancellation or similar Proceeding, and to the Company’s Knowledge, since January 1, 2015 there has been no written threat or other written indication that any such Proceeding will hereafter be commenced. The Company or its Subsidiaries are listed in the records of the appropriate U.S., state or foreign registry as the sole current owner or owners of record for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed application or registration.
(e)    There are no claims pending or, to the Company’s Knowledge, alleged or threatened, by any Person nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims: (i) to the effect that the development, import, export, marketing, manufacture, sale, licensing, disclosure, distribution or use of any Company Products as now offered, used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries misappropriates, infringes or violates a third party’s Intellectual Property; (ii) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries; (iii) challenging the ownership, validity or effectiveness of any Company Intellectual Property; or (iv) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use of the Company Intellectual Property in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries. To the Company’s Knowledge, no Person claims the right to use any trademark or service mark that is identical or confusingly similar to any of the Trademarks comprising Company Intellectual Property. Except as set forth on Section 5.20 of the Disclosure Schedule, to the Company’s Knowledge, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any of Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.
(f)    All current and former third parties engaged by Company or any of its Subsidiaries to participate in the development or creation of any Company Owned Intellectual Property have executed appropriate written agreements or other instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary effective and exclusive ownership of all Company Owned Intellectual Property thereby arising, or that have conveyed legally sufficient rights in any Third Party Intellectual Property provided by such consultant, contractor or agent for use in the business of the Company or any of its Subsidiaries as currently conducted (or as currently contemplated to be conducted) by the Company or any of its Subsidiaries. No current or former partner, director, officer, or employee of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property. To the Company’s Knowledge, no such employee, consultant, contractor or agent of the Company and each Subsidiary is in breach of any agreement with any former employer or other third party concerning the Company Intellectual Property.
(g)    Except as set forth on Section 5.20 of the Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company or any of its Subsidiaries to any Person or by reason of the ownership, development, use, license, sale or disposition of any Company Owned Intellectual Property
(h)    The IT Systems, and all components thereof, are in satisfactory working order, and to the Company’s Knowledge, have been designed or configured and maintained to meet industry standard security, backups, disaster recovery arrangements and hardware and software support and maintenance.

(i)    The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all material Trade Secrets used in the business of the Company comprising Company Intellectual Property to the extent not otherwise protected by Patents. All use, disclosure or appropriation by the Company or any of its Subsidiaries of Trade Secrets not owned by §the Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between the Company or any of its Subsidiaries and the owner of such confidential information, or is otherwise lawful.
(j)    In connection with any collection of personally identifiable information or non-public data, since January 1, 2015, the Company and its Subsidiaries have complied in all material respects with all applicable laws in all relevant jurisdictions and their privacy, network security and business policies and procedures relating to the collection, use, storage and processing of any personally identifiable information or non-public data collected or processed by the Company and its Subsidiaries or by third parties having authorized access to the IT Systems or records of the Company and its Subsidiaries. The Company and its Subsidiaries have not suffered a breach of security that has permitted any unauthorized access to the personally identifiable information or non-public data under their control or possession.
(k)    All of the Domain Names identified on Section 5.20 of the Disclosure Schedule are registered in the name of, or in an account used for the benefit of the Company and its Subsidiaries. Except as set forth in Section 5.20 of the Disclosure Schedule, the Company and its Subsidiaries are currently in material compliance with all Contracts with the companies with whom the Domain Names are registered and there have been no complaints, disputes or Proceedings (including any UDRP proceedings) filed by or on behalf of or against the Company or any of its Subsidiaries with respect to such Domain Names.
5.21    Products Liability and Warranty.
(a)    Each Company Product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of the Company or any of its Subsidiaries in the last five (5) years has, in all material respects, been produced, delivered and distributed in conformity with all applicable contractual commitments and all Laws relating to product safety and related matters, and all express and implied warranties with respect thereto. Except as set forth on Section 5.21(a) of the Disclosure Schedule, in the last five (5) years, there have been no recalls (whether voluntary or compulsory) of any of the Company Products produced, manufactured, sold, delivered, distributed or provided by, or on behalf of the Company or any of its Subsidiaries. Except as set forth on Section 5.21(a) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is currently subject to any product liability lawsuits or related Proceedings (or, to the Company’s Knowledge, governmental investigations). Section 5.21(a) of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all Proceedings (and, to the Company’s Knowledge, all governmental investigations (other than immaterial ordinary course governmental inspections or inquiries)) and liabilities arising from or alleged to arise from any injury to person or property as a result of any Company Product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of the Company and its Subsidiaries during the last five (5) years. None of the Company or any of its Subsidiaries has any liability (and to the Company’s Knowledge there is no reasonable basis for any present or future Proceeding or governmental investigation (other than immaterial ordinary course governmental inspections or inquiries) against the Company or any of its Subsidiaries giving rise to any liability) arising out of any injury to individuals or property as a result of any Company Product produced, manufactured, sold, delivered, distributed or provided by, or on behalf of the Company or any of its Subsidiaries.
(b)    Except as set forth on Section 5.21(b) of the Disclosure Schedule, none of the Company or any of its Subsidiaries makes any guaranty, warranty, right of return, right of credit or other indemnity as to any Company Products (a “Warranty”), and there is no pending or, to the Company’s Knowledge, threatened claim alleging any breach of any Warranty. Except as set forth on Section 5.21(b) of the Disclosure Schedule (attached to which are copies of all Warranties), none of the Company or any of its Subsidiaries has any exposure to, or liability under, any Warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company and its Subsidiaries. Each Company Product produced, manufactured, sold, delivered, distributed or provided by or on behalf of the Company or its Subsidiaries has been produced, manufactured, sold, delivered, distributed or provided in conformity in all material respects with all Warranties set forth on Section 5.21(b) of the Disclosure Schedule and other contractual commitments.
(c)    Except as set forth on Section 5.21(c) of the Disclosure Schedule, adequate reserves for any expense to be incurred by HIG Holdco, the Company or any of its Subsidiaries as a result of any Warranty are reflected in the Financial Statements.
5.22    Mining Claims. Section 5.22 of the Disclosure Schedule contains a list of all Mining Claims held by the Company and its Subsidiaries. With respect to each Mining Claim, (i) such Mining Claim was properly located and monumented; (ii) to the Company’s Knowledge all required location and validation work for such Mining Claim was properly performed; (iii) all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold such Mining Claims (collectively, the “Governmental Mine Fees”) have been paid in compliance with all applicable Laws through the assessment year ending September 30, 2018; (iv) all filings required to maintain such Mining Claim in good standing, have been properly and timely recorded or filed with the appropriate Governmental Authority; (v) each such Mining Claim is free and clear of all Liens and defects in title other than Permitted Liens; and (vi) to the Company’s Knowledge there are no claims that would materially conflict with or overlap such any such Mining Claim.
5.23     No Brokers. Except with respect to the broker representing the Company in this transaction, Piper Jaffray LLC, neither the Company nor any of its Subsidiaries has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

5.24    Accounts Receivable and Payable.
(a)    Except as disclosed on Section 5.24 of the Disclosure Schedule, all accounts and notes receivable of the Company and its Subsidiaries represent obligations to the Company or its Subsidiaries arising from bona fide sale transactions in the ordinary course of business, are legal, valid and binding claims against the respective debtors as to which full performance has been rendered, to the extent the Company or any of its Subsidiaries are obligated to so perform as of the Effective Time, and are payable on ordinary trade terms. All accounts and notes receivable of the Companies reflected on the Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the date of the Interim Financial Statements are good and collectible at the aggregate recorded amounts thereof in the ordinary course of business, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth on Section 5.24 of the Disclosure Schedule, none of the accounts or the notes receivable of the Company or any of its Subsidiaries (i) are subject to any setoffs or counterclaims other than to the extent of reserves or accruals appropriately reflected on the Latest Balance Sheet in accordance with GAAP, or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.
(b)    All accounts payable of the Company and its Subsidiaries reflected in the Interim Financial Statement or arising after the latest date of the Interim Financial Statements are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.
5.25    FCPA; Anti-Corruption and Anti-Bribery Laws; Trade Regulation.
(a)    The Company and its Subsidiaries, and each of their respective officers, directors, employees and any other Person acting on their behalf, in the course of their actions for, or on behalf of, the Company or any of its Subsidiaries, have not (i) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Laws promulgated, monitored or enforced by U.S. Office of Foreign Assets, or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption Laws; (ii) violated any applicable customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws; (iii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to (A) any individual holding a legislative, administrative or judicial position of any kind, (B) any officer, employee or any other individual acting in an official capacity for any Governmental Authority, (C) any political party or official thereof or any candidate for political office (individually and collectively, a “Government Official”), (D) any employee or agent of a private entity with which any Company does or seeks to do business (a “Private Sector Counterparty”) or (E) any individual while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Government Official or Private Sector Counterparty, in each case described in this Section 5.25 in each case in violation of Law and for the purpose of assisting the Company or any of its Subsidiaries in obtaining or retaining business or a business advantage for or with, directing business to the Company or any of its Subsidiaries, or securing any improper advantage for the Company or any of its Subsidiaries; or (iv) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded on their respective books and records.
5.26    Customers and Suppliers. Section 5.26 of the Disclosure Schedule lists the ten (10) largest customers and the ten (10) largest suppliers (measured by dollar volume of purchases or sales in each case) of the Company and its Subsidiaries during the periods beginning (a) January 1, 2017 and ending on December 31, 2017 and (b) January 1, 2018 and ending on September 30, 2018, and the approximate percentage of the Company’s and its Subsidiaries’ business and dollar amount which each such customer or supplier represented during the respective periods. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any current customer or supplier listed on Section 5.26 of the Disclosure Schedule, no such customer or supplier has notified any Company in writing or, to the Company’s Knowledge, verbally, that it intends to terminate or materially reduce its business relations with the Company or any of its Subsidiaries.

5.27    Inventory. Except as set forth on Section 5.27 of the Disclosure Schedule, all inventory of the Company and its Subsidiaries, whether or not reflected in the Financial Statements, (i) consists of a quality and quantity usable and salable in ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice and to fill customer orders, (ii) is fit for the purpose for which it was procured, manufactured or produced, (iii) is of a quantity sufficient to enable the Surviving Company and its Subsidiaries to carry on the business of the Company and its Subsidiaries as presently conducted, and (iv) is in good operating and working condition (ordinary wear and tear excepted) and not obsolete, damaged, defective, or slow-moving, except in each case for obsolete, damaged, defective or slow-moving items that have been properly written off or written down or for which adequate reserves have been appropriately established as reflected on the Latest Balance Sheet in accordance with GAAP. All such inventory is owned by the Company or its Subsidiaries free and clear of all Liens (other than Permitted Liens and Liens set forth on Section 5.27 of the Disclosure Schedule), and all inventory is held at the Real Property and no inventory is held on a consignment basis. Since January 1, 2017, the Company’s and its Subsidiaries’ inventory has been purchased, mined, marketed and sold in the ordinary course of their business consistent with past practice and is maintained in quantities consistent with past practice.
5.28    Directors, Managers, Officers. Section 5.28 of the Disclosure Schedule sets forth the names and titles (as applicable) of the directors, managers, and officers of the Company and each of its Subsidiaries.
5.29    Funded Debt, Transaction Expenses, Cash Amount. The Estimated Closing Statement sets forth the total amount of (i) the outstanding amount of all Funded Debt as of the Closing, (ii) the Transaction Expenses Amount, and (iii) the Cash Amount.
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.02, THIS ARTICLE V, EACH LETTER OF TRANSMITTAL, THE HIG SELLER CLOSING

CERTIFICATE, AND THE COMPANY CLOSING CERTIFICATE, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE REPRESENTATIVE, HIG SELLER, THE UNITHOLDERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO HIG HOLDCO, THE COMPANY, ANY OF THEIR SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, STOCK OR OWNERSHIP INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EACH OF BUYER AND MERGER SUB HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER OR MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF HIG HOLDCO, HIG SELLER, THE COMPANY, THEIR SUBSIDIARIES, THE REPRESENTATIVE OR THE UNITHOLDERS. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, ITS SUBSIDIARIES, THE REPRESENTATIVE, HIG SELLER, THE UNITHOLDERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER OR MERGER SUB WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY, ITS SUBSIDIARIES AND HIG HOLDCO.
ARTICLE VI
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:
6.01    Further Assurances; Closing Conditions. Prior to Closing, each Party shall, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use their reasonable best efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to consummate the transactions contemplated herein as promptly as practicable; provided, that, notwithstanding anything to the contrary in this Agreement, other than with respect to the filing fee under the Hart-Scott Rodino Act, which will be paid by Buyer, neither the Buyer, Merger Sub, the Company, the Company’s Subsidiaries, the Representative, HIG Seller nor any Unitholder shall be required to pay any consent or similar fee to obtain any third party or governmental consents.
6.02    Notices and Consents. Without limiting the generality of Section 6.01, prior to Closing, (a) the Company will deliver the notices set forth on Schedule 6.02 to the third parties set forth on Schedule 6.02 and will use its reasonable best efforts (which shall not include the payment of a consent or similar fee) to obtain the third party consents set forth on Schedule 6.02, and (b) Buyer will cooperate with the Company and use its reasonable best efforts to obtain all such consents.

6.03    Regulatory Filings.
(a)    General. Each of Buyer and Merger Sub, on one hand, and the Company, HIG Holdco and HIG Seller, on the other hand, shall, and shall cause their Affiliates to, use their commercially reasonable efforts to (i) as promptly as practicable, obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by a Party to this Agreement, and to avoid any Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including the Hart-Scott-Rodino Act and any other applicable antitrust Laws. The Parties shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or orders and the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Parties shall, and shall cause their respective Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by the other in connection with the transactions contemplated by this Agreement. Buyer will not, and will not permit its Affiliates to, consent or agree to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company, HIG Holdco and HIG Seller will not, and will not permit their Affiliates to, consent or agree to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.
(b)    Antitrust Laws.
(i)    The Parties agree to make, and to cause their respective Affiliates to make, any necessary filings under the Hart-Scott-Rodino Act and any other applicable antitrust Laws no later than three (3) Business Days after execution of this Agreement, which filings shall include a request for early termination of the applicable waiting period under, and shall be in substantial compliance with, the Hart-Scott-Rodino Act. The Parties shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the Hart-Scott-Rodino Act or any other applicable antitrust Laws to provide information, documents or other materials requested by any Governmental Authority.
(ii)    The Parties shall, and shall cause their respective Affiliates to, (A) use their reasonable best efforts to resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement and (B) take all actions necessary to obtain promptly all consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including to secure the termination or expiration of the applicable waiting period and all requisite clearances and approvals under the Hart-Scott-Rodino Act and any other antitrust Laws

(collectively, the “Antitrust Conditions”) as promptly as practicable and in any event on or prior to January 15, 2019 (the “End Date”), without challenge by any Governmental Authority, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, including by (x) seeking to prevent the initiation of, and defending any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, and (y) avoiding the entry of, or causing to be lifted or rescinded any injunction, judgment, order or ruling entered by any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.
(iii)    The Parties may, by mutual agreement, extend the End Date so as to permit the Parties to satisfy the Antitrust Conditions. Further, the Parties shall, and shall cause their Affiliates to, coordinate and cooperate with each other in connection with their respective efforts to obtain all consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including satisfying the Antitrust Conditions which shall include (A) cooperating in all respects in connection with any investigation or other inquiry, (B) keeping each other promptly informed of any material communication received by a Party or any of its Affiliates from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar foreign Governmental Authority regarding any of the transactions contemplated hereby, (C) providing the other Parties and their advisors with a reasonable opportunity to (1) review any proposed communication with any Governmental Authority relating to this Agreement or the transactions contemplated thereby, (2) consult the other Parties prior to any meeting or conference with any Governmental Authority, and (3) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (D) providing such other information and assistance as such Party may reasonably request in connection with the foregoing.
(iv)    Notwithstanding the foregoing or any other provision of this Agreement, the Parties understand and agree that the commercially reasonable efforts of any Party shall not obligate the Buyer, the Surviving Company, or any of their respective Affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any similar action (or otherwise agreeing to do any of the foregoing) with respect to any business, asset or property that was owned by the Company, any of its Subsidiaries, the Buyer or any of their respective Affiliates prior to the date hereof.
(v)    Buyer shall be responsible for the payment of all filing fees under the Hart-Scott Rodino Act and any other applicable antitrust Laws.
(c)    Other Actions. Except as specifically required by this Agreement or Law, Buyer and the Company shall not, and Buyer shall cause its Affiliates not to, knowingly take any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the forgoing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or enter into any agreement to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or enter into any agreement to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, or (ii) increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.
(d)    Obligations Cumulative. The Parties’ obligations in this Section 6.03 are cumulative, and a Party’s obligations in any specific clause of this Section 6.03 shall not be interpreted to limit in any way the Parties’ obligations in any other clause.
6.04    Conduct of the Business.
(a)    From the date hereof until the Closing Date, except (i) as set forth on Schedule 6.04, (ii) as otherwise specifically required by this Agreement, (iii) as required by Law, (iv) as consented to in writing by Buyer (which consent will not be unreasonably withheld, delayed or conditioned), or (v) for the use of available cash to repay any Funded Debt and pay Transaction Expenses prior to the Closing, the Company and HIG Holdco shall (x) use its commercially reasonable efforts to carry on the business of HIG Holdco, the Company and its Subsidiaries in the ordinary course of business and substantially in the same manner as previously conducted and (y) shall not, and shall cause its Subsidiaries not to:
(i)    sell, transfer, lease, license, mortgage, pledge or otherwise subject to any Lien (other than Permitted Liens) any material portion of the assets or property (tangible or intangible) of the Company and its Subsidiaries, or enter into a Contract to do any of the foregoing;
(ii)    amend, terminate, modify, extend, renew, or suspend any Material Contract or exercise or waive any material options or rights under any Material Contract unless (A) done in the ordinary course of business, and (B) such Material Contract is a purchase order for greater than $500,000 or a Contract with one of the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, during fiscal year 2018, provided that if any of Paul Harrington, Robert Monaghan, Scott Alexander, John Todd or Jim Hill has knowledge of such amendment, termination, modification, extension, renewal, suspension, exercise, or waiver, the Company will give notice of such matter to Buyer;
(iii)    acquire, or enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(iv)    modify or amend the organizational documents of the Company or any of its Subsidiaries;
(v)    make an election or take any action to change the status of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes;

(vi)    (x) increase the compensation payable by it to any of the Company’s or its Subsidiaries’ employees whose annual base salary is $100,000 or more, (y) except in the ordinary course of business consistent with past practice, increase the compensation payable by it to any of the Company’s or its Subsidiaries’ employees whose annual base salary is less than $100,000, or (z) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement, or any Plan, except for the payment of bonuses payable to certain officers and employees of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (which will be included as part of the Transaction Expenses);
(vii)    make any change in its accounting or Tax reporting methods, principles or policies other than as required by Law;
(viii)    make any changes to the management personnel set forth on Schedule 6.04(a)(viii) or implement any operational decisions outside of the ordinary course of a material nature;
(ix)    fail to continue in full force and effect the insurance coverage under the Insurance Policies;
(x)    fail to maintain all books and records of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;
(xi)    fail to pay the Company’s or any of its Subsidiaries’ debts, Taxes or other similar obligations in the ordinary course of business consistent with past practices;
(xii)    fail to collect Accounts Receivable in a manner consistent with past practice;
(xiii)    fail to maintain the properties and assets owned, operated or used by the Company and its Subsidiaries consistent with past practices;
(xiv)    fail to comply in all material respects with any applicable Laws; or
(xv)    authorize, agree, resolve or consent to any of the foregoing.
(b)    Nothing in this Section 6.04 is intended to result in HIG Seller, the Unitholders, the Company or any of its Subsidiaries ceding control to Buyer of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Closing Date.
6.05    Access to Information. From the date hereof until the Closing Date, the Company shall provide Buyer and Buyer’s authorized agents and representatives reasonable access at reasonable times, and upon reasonable notice, to (a) the Chief Executive Officer and Chief Financial Officer of the Company, and (b) to the books and records of the Company and its Subsidiaries; provided, that (i) all such access shall be coordinated through Piper Jaffray LLC, (ii) such access does not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business and shall be subject to the Company’s reasonable security measures and insurance requirements, (iii) Buyer and its authorized agents and representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company and its Subsidiaries unless, in each instance, approved in writing in advance by the Company and (iv) nothing herein shall require the Company or any of its Subsidiaries to furnish to Buyer or any of Buyer’s authorized agents or representatives or provide Buyer or any of Buyer’s authorized agents or representatives with access to information that legal counsel for the Company or any of its Subsidiaries reasonably concludes may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws.
6.06    Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 13.01, each of HIG Seller, HIG Holdco, the Company and their respective Affiliates shall not, and shall direct its owners, directors, managers, officers, employees, investment bankers and other representatives not to, directly or indirectly (a) solicit, initiate, encourage, participate in, or engage in discussions regarding, any Acquisition Proposal or (b) participate in any activities, discussions or negotiations with any Person regarding, or furnish to any Person any information in connection with, any Acquisition Proposal. Each of HIG Seller, HIG Holdco, the Company and their respective Affiliates will immediately cease, and will direct their respective Affiliates and equity owners to immediately cease, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and upon receipt of any Acquisition Proposal after the date hereof each will take the steps necessary to inform the Persons submitting such Acquisition Proposal of the obligations undertaken in this Section 6.06.
6.07    Confidentiality Agreements. The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date, the Parties and each of their respective Affiliates, employees and advisors are and remain bound to (a) the confidentiality agreement executed on August 31, 2017 by the Parties (or on their behalf) and (b) the confidentiality agreement executed on November 9, 2018 by the Parties (or on their behalf) (collectively, the “Confidentiality Agreements”).
6.08    Certain Capital Lease Payoff Efforts. Prior to Closing, the Company and the Representative will use their reasonable best efforts to (a) pay all Funded Debt outstanding as of the Closing owed under the leases set forth on Schedule 6.08, and (b) provide Buyer with a payoff letter from the holder of such Funded Debt that reflects the amount required in order to pay in full all such Funded Debt outstanding.
ARTICLE VII
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
7.01    Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such requesting Party’s expense, each of the Parties, HIG Holdco, the Surviving Company and the Unitholders shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.02    Director and Officer Liability and Indemnification; R&W Policy.
(a)    Unless required by Law, for a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Surviving Company or any of its Subsidiaries to, amend, repeal or modify the provisions in the Surviving Company’s or any of its Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers, directors or managers in a manner that adversely impacts such officers’, directors’ or managers’ rights related to exculpation or indemnification as set forth in such organizational documents on the date hereof.
(b)    Prior to the Closing, the Company may purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage to provide directors and officers of the Company prior to the Closing with coverage for a period of up to six (6) years after the Closing (the “D&O Tail”). Neither Buyer nor the Surviving Company will cancel, terminate prior to the end of its term, amend or otherwise modify the D&O Tail without the written consent of the Representative (which may be given or withheld in its sole discretion). The cost of the D&O Tail shall be paid by Buyer; provided, that the cost of the D&O Tail shall not exceed $52,000.
(c)    At no time shall Buyer or the Surviving Company or any of their respective Subsidiaries cancel, terminate prior to the end of its term, amend, waive or otherwise modify any provision of the R&W Policy in a manner that would reasonably be expected to adversely impact HIG Seller or any of the Unitholders or any of their officers, directors, employees or Affiliates, without the Representative’s prior written consent (including, without limitation, any amendment, waiver or modification to Section VIII(A) or Section VIII(B) of the R&W Policy).
(d)    Buyer shall take all reasonable actions (at the Representative’s sole cost and expense) to enforce the proviso in the first sentence of Section VIII(B)(i) of the R&W Policy as it applies to HIG Seller and any Unitholder and each Exempt Party (as defined in the R&W Policy).
7.03    Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Surviving Company and its Subsidiaries to, provide the Representative and its respective authorized representatives with reasonable access (for the purpose of examining and copying), at reasonable times upon reasonable notice, to the books and records of the Surviving Company and its Subsidiaries with respect to periods prior to the Closing Date solely for purposes of (i) preparing or reviewing any Tax Return, defending any audit by any Taxing Authority or taking any other action contemplated by Article VIII, or (ii) asserting or defending any claims for indemnification under this Agreement. The Surviving Company and its Subsidiaries will maintain their respective books and records as required by Law.
7.04    Transfer Taxes. Buyer shall pay, or cause to be paid, any and all real property transfer or gain tax, stamp tax, stock transfer tax, or other similar Tax imposed on HIG Holdco, the Company and its Subsidiaries or one or more of the Unitholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Representative (on behalf of the Unitholders) agrees to cooperate with the Surviving Company and its Subsidiaries in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary for the Surviving Company and its Subsidiaries to complete such returns and pay such Transfer Taxes when due.

7.05    Employees; Benefits.
(a)    All persons who were lawfully employed by the Company and its Subsidiaries immediately preceding the Closing Date, including those on vacation, approved leave of absence or short-term disability (the “Company Employees”) shall continue employment with the Surviving Company or another Person designated by Buyer in a comparable position as of the Closing Date, at not less than the same base rate of pay in effect immediately preceding the Closing Date. Nothing in this Agreement shall be deemed to limit the right of the Buyer, the Surviving Company, or any other Person to terminate the employment of any Company Employee or change the terms and conditions of employment (including, without limitation, positions and base rates of pay) of any Company Employee at any time following the Closing Date.
(b)    Buyer acknowledges that consummation of the transactions contemplated by this Agreement may constitute a change in control of the Company and its Subsidiaries (to the extent such concept is applicable) for purposes of the Plans. From and after the Closing, Buyer and the Surviving Company and its Subsidiaries will honor in accordance with their terms all cash bonus plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between the Company and its Subsidiaries, on the one hand, and any Company Employee or any officer or director of the Company or its Subsidiaries, on the other hand, in effect prior to the Closing Date, provided, however, that nothing in this Agreement shall be deemed to limit the right of the Buyer, the Surviving Company, or any other Person to amend, modify or terminate any such plans or agreements in accordance with their terms at any time following the Closing Date.
(c)    For all purposes under any employee benefit plans of Buyer providing benefits to Company Employees after the Closing Date, each Company Employee shall be credited with his or her years of service with the Company or its Subsidiaries, as applicable, before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: %3. each Company Employee shall continue to be eligible to participate in any Plans such Company Employee participated in immediately before the Closing Date (such Plans, collectively, the “Old Plans”) or, if such Old Plans are no longer in effect immediately after the Closing Date, be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Affiliates for the benefit of employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable terminated Old Plan, and %3. for purposes of any New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Buyer shall use commercially reasonable efforts to (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan, to the extent applicable, to be waived for such Company Employee and his or her covered dependents, and (B) cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Such New Plans shall contain benefits substantially similar to the benefits provided in the Old Plans; provided, however, that nothing in this Agreement shall limit the right of Buyer to change, modify or terminate any New Plan or other arrangement in accordance with its terms following the Closing Date.
(d)    Effective as of or prior to the Closing, HIG Holdco, the Company and their Subsidiaries shall cancel, terminate and cash-out all outstanding equity and equity-based compensation plans, agreements and arrangements (the “Terminated Equity Plans”), and, no later than the Closing Date, shall provide to Buyer a copy of the resolutions duly approved and executed by the members of the board of directors or managers, as applicable, of such entity of the termination of such Terminated Equity Plans.
(e)    This Section 7.05 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.05, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.05, express or implied, shall be deemed an amendment of any Plan providing benefits to any employee or as altering the at-will nature of any Company Employee's employment.
7.06    Name Change. Within seven (7) days after Closing, Buyer shall cause HIG Holdco to amend its organizational documents and file such documents as are necessary to change its name to eliminate any reference to “HIG” or any derivation thereof from its name.
7.07    Distribution of Closing Cash Payment. The Representative shall distribute to each Unitholder the correct amount of the Closing Cash Payment and any Future Distribution Amount (as the case may be) to which each such Unitholder is entitled under the terms of this Agreement and the organizational documents of HIG Holdco and the Company.
7.08    Kitsap Earn-Out Obligation. For a period of eighteen (18) months following the Closing Date (the “Earn-Out Escrow Period”), Buyer (or any of its Affiliates) shall have the right to recover, solely from the Earn-Out Escrow Amount, fifty percent (50%) of any portion of the Kitsap Permit Earnout Amount (as defined in the Kitsap SPA) actually incurred and required to be paid by J.A. Jack & Sons, Inc. (including any of its Affiliates) pursuant to Section 1.5(a)(1) of that certain Stock Purchase Agreement, dated as of May 21, 2018, by and among J.A. Jack & Sons, Inc., a Washington corporation, Patrick M. Lockhart and Cheryl A. Lockhart (the “Kitsap SPA”). Within three (3) Business Days following Representative’s receipt of any written request by Buyer (together with reasonable supporting documentation), Representative shall deliver an executed Joint Release Certificate (as defined in the Escrow Agreement) to Buyer and the Escrow Agent instructing the Escrow Agent to release the portion of the Earn-Out Escrow Amount to which Buyer (or any of its Affiliates) is entitled pursuant to this Section 7.08, and Buyer (and its Affiliates, as the case may be) shall use any such portion of the Earn-Out Escrow Amount only to satisfy the obligation to pay the Kitsap Permit Earnout Amount pursuant to the Kitsap SPA. Within three (3) Business Days following the expiration of the Earn-Out Escrow Period, the Representative and Buyer will instruct the Escrow Agent to release to the Representative (on behalf of the Unitholders) any remaining, undisputed portion of the Earn-Out Escrow Amount.

7.09    Release. Effective for all purposes as of the Closing, HIG Seller hereby completely and irrevocably releases and forever discharges HIG Holdco, the Company, Merger Sub, the Surviving Company, Buyer and their respective subsidiaries, directors, officers, managers, members, partners, unitholders, principals, employees, agents, representatives, predecessors, successors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all claims, damages, losses, demands, actions, causes of action, promises and/or liabilities whatsoever existing as of, or at any time prior to, the Closing, whether known or unknown, suspected or unsuspected, accrued or unaccrued, including, but not limited to, any claims arising out of or in any way related, directly or indirectly, with HIG Seller having been an equityholder of HIG Holdco, the Company or any their respective subsidiaries or Affiliates or any other matter, cause or thing whatsoever (each, a “Claim” and collectively, “Claims”). Such released Claims include, without limitation, claims or with respect to facts that could give rise to or support a claim, known or unknown, which could or have been asserted by any HIG Seller against any of the Released Parties, at law or in equity, sounding in contract (express or implied); provided, however, that such release shall not extend to Claims enforcing the rights of HIG Seller under this Agreement or any other agreements required to be delivered pursuant to the terms of this Agreement.

ARTICLE VIII
TAX COVENANTS
8.01    Pre-Closing Taxes. From and after the Closing, subject to the terms, conditions and limitations provided in this Article VIII and in Article XI (including Section 11.02), Buyer shall be reimbursed, solely from the Indemnity Escrow Fund, for all Taxes of HIG Holdco, the Company and its Subsidiaries attributable to any Pre-Closing Tax Period, but for purposes of reimbursement for Taxes other than Income Taxes, only to the extent such other Taxes exceed $100,000 in the aggregate (and, for the avoidance of doubt, not for the first $100,000 of such other Taxes); provided, that the Unitholders shall not be required to reimburse Buyer for any such Taxes to the extent reflected as a liability in the calculation of Working Capital on the Closing Statement, included in Transaction Expenses or to the extent attributable to actions taken by Buyer or any of its Affiliates outside of the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing; provided, further, that for purposes of this Section 8.01 and Sections 8.02 and 8.06, any liability for, or refund of, Income Taxes attributable to a Pre-Closing Tax Period shall be determined by taking into account all Transaction Tax Deductions (assuming, for this purpose, that the safe harbor election provided for in IRS Revenue Procedure 2011-29 is made with respect to any Transaction Tax Deduction that constitutes a “success-based fee”, that the “next-day rule” contained in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) is not applicable to any Transaction Tax Deduction, and that any net operating loss attributable to a Transaction Tax Deduction will be carried back to the maximum extent permitted by Law).
8.02    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes attributable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.02 shall be computed by reference to the level of such items on the Closing Date. The Parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
8.03    Responsibility for Filing Tax Returns.
(a)    Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for HIG Holdco, the Surviving Company and its Subsidiaries that are filed on or after the Closing Date, including all Tax Returns for taxable periods ending on or before the Closing Date that are filed after the Closing Date. Any such Tax Return described in the preceding sentence that relates to any Pre-Closing Tax Period or Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Company and its Subsidiaries, in each case except to the extent required by applicable Law. Buyer shall provide the Representative with completed drafts of such Tax Returns for the Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof in the case of Income Tax Returns and as soon as reasonably practicable in the case of all other Tax Returns, and shall make such revisions to such Tax Returns as are reasonably requested by the Representative, provided, that the Representative’s requests (i) are consistent with the prior practice of HIG Holdco, the Company and its Subsidiaries, and (ii) comply with applicable Law.
(b)    The Parties shall, to the extent permitted or required by applicable Law, treat the Closing Date as the last day of the taxable period of HIG Holdco, the Company and its Subsidiaries for all Income Tax purposes, and Buyer shall cause HIG Holdco to join the “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h)) which includes Buyer effective on the day after the Closing Date.

8.04    Amendments, Elections, Etc. Without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not file any Tax Return or amended Tax Return for HIG Holdco, the Company or its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, voluntarily initiate any discussions with a Taxing Authority with respect to Taxes or Tax Returns for HIG Holdco, the Company and its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, or make any Tax election with respect to a Pre-Closing Tax Period or Straddle Period, which would increase the amount of Taxes for which the Representative is responsible pursuant to Section 8.01 or reduce any refunds of Taxes to which the Representative is entitled pursuant to Section 8.06.
8.05    Cooperation on Tax Matters; Tax Audits. Buyer shall provide to the Representative, and the Representative shall provide to Buyer, such material documents and other relevant information, without charge and in a timely fashion, as each may reasonably request of the other, in connection with the preparation, review and filing of Tax Returns pursuant to Section 8.03(a) and any audit, litigation or other Proceeding or governmental investigation with respect to Taxes imposed on HIG Holdco, the Company or any of its Subsidiaries. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding or governmental investigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to HIG Holdco, the Company and its Subsidiaries relating to any Pre-Closing Tax Period in accordance with its normal document retention policies, and to abide by all record retention arrangements entered into with any Taxing Authority with respect thereto. If notice of any legal Proceeding or governmental investigation with respect to Taxes of the HIG Holdco, the Company or any of the Subsidiaries (a “Tax Claim”) shall be received by either party for which the Unitholders may reasonably be expected to be liable pursuant to Section 11.02(a), the notified party shall notify such other party in writing of such Tax Claim; provided, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Section 11.02 except to the extent that the other party is materially prejudiced thereby. Subject to the next sentence, Buyer shall have the right, at the expense of the Unitholders to the extent such Tax Claim is subject to indemnification by the Unitholders pursuant to Section 11.02(a), to represent the interests of HIG Holdco, the Company and the Subsidiaries in any Tax Claim; provided, that with respect to a Tax Claim relating to taxable periods ending on or before (or including) the Closing Date, the Representative shall have the right to participate, at its own expense, in the defense of such Tax Claim and Buyer shall not settle such Tax Claim without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Representative shall have the right to represent HIG Holdco, the Company and the Subsidiaries with respect to any Tax Claim that relates exclusively to a Pre-Closing Tax Period; provided, that Buyer shall have the right to participate, at its own expense, in the defense of any such Tax Claim, and the Representative shall not settle such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent there is a conflict between this Section 8.05 and any other provision in this Agreement, this Section 8.05 shall control.
8.06    Tax Refunds and Credits. Except to the extent reflected as an asset in the calculation of Working Capital on the Closing Statement, all refunds of Taxes (including amounts credited against

Taxes otherwise payable) attributable to HIG Holdco, the Company and its Subsidiaries for any Pre-Closing Tax Period (including any refunds resulting from the carryforward or carryback of a net operating loss or other Tax attribute from one Pre-Closing Tax Period to another) that are received by HIG Holdco, the Company or its Subsidiaries shall be for the account of the Unitholders and the amount of such refunds or credits shall be paid to the Representative (on behalf of HIG Seller as to any such refunds attributable to HIG Holdco and on behalf of the Unitholders as to any such refunds attributable to the Company and its Subsidiaries) within fifteen (15) days after receipt or entitlement thereto.
8.07    Allocation of Purchase Price. The Parties agree that the amounts paid pursuant to Section 2.07 (as increased by the amounts treated as assumed liabilities of the Company for federal Income Tax purposes and other amounts treated as taxable sale consideration for federal Income Tax purposes) shall be allocated among the assets of the Company for purposes of Sections 743, 751, 755 and 1060 of the Code in a manner consistent with the methodology set forth on Schedule 8.07 (the “Purchase Price Allocation Schedule”). None of the Buyer, the Company, nor the Unitholders shall take a position for federal and all applicable state Income Tax purposes on any Tax Return, before any Taxing Authority or in any judicial proceeding that is inconsistent with the Purchase Price Allocation Schedule unless specifically required pursuant to a determination by an applicable Taxing Authority.
8.08    Partnership Audit Rules. If, in any taxable year involving a taxable period (or portion thereof) prior to the Closing Date in which the Company or any Subsidiary does not elect out under Section 6221(b) of the Code, the IRS makes an adjustment to an item of income, gain, loss, deduction, or credit of the Company or such Subsidiary (or any partner’s or member’s distributive share thereof) that would result in an “imputed underpayment” within the meaning of Section 6225 of the Code (such imputed underpayment, together with any associated interest and penalties, an “Imputed Underpayment”), the Company or its Subsidiaries, as the case may be, shall, if permitted under Section 6226 of the Code, timely and properly make the election to “push out” any adjustments to the partners, such that the Company or such Subsidiary, as the case may be, shall not be liable for any Imputed Underpayment resulting from such adjustments.
ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB
The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by Buyer:
9.01    Accuracy of Representations and Warranties. The representations and warranties of HIG Seller and the Company set forth in Section 4.02 and Article V, respectively, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), except for (a)  changes expressly permitted by this Agreement, (b) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (c) those instances (including in (a) and (b)) in which the failure of the representations and warranties to be true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect.

9.02    Compliance with Obligations. Each of the Company and HIG Seller shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing.
9.03    No Adverse Proceeding. No Proceeding or governmental investigation by any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded.
9.04    No Material Adverse Effect. No Material Adverse Effect shall have occurred.
9.05    Termination of Hart-Scott Rodino Waiting Period. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.
9.06    Payoff Letters. Unless such Funded Debt has been paid prior to the Closing, the Company shall have received payoff letters from the holders of all Funded Debt listed on Schedule 3.02(f) (the “Payoff Letters”) that (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing and (ii) in the case of items (1) and (2) set forth on Schedule 3.02(f), provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company and its Subsidiaries shall be terminated, released of record, and of no further force and effect.
9.07    Closing Deliveries. The Company, HIG Seller and the Representative (as applicable) shall have delivered to Buyer each item required to be delivered pursuant to Section 3.02 and Section 3.03(a).
If the Closing occurs, all closing conditions set forth in this Article IX that have not been fully satisfied as of the Closing shall be deemed to have been fully waived (as a condition to Closing only) by Buyer and Merger Sub.
ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Company and the Representative:
10.01    Accuracy of Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Section 4.01 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), except for (a) changes expressly permitted by this Agreement, (b) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (c) those instances (including in (a) and (b)) in which the failure of the representations and warranties to be true and correct would not in the aggregate reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

10.02    Compliance with Obligations. Each of Buyer and Merger Sub shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing.
10.03    R&W Policy. The R&W Policy shall have been finalized and bound by the applicable insurer.
10.04    No Adverse Proceeding. No Proceeding or governmental investigation by any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded.
10.05    Termination of Hart-Scott Rodino Waiting Period. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.
10.06    Closing Deliveries. Buyer shall have delivered to HIG Seller and Representative (as applicable) each item required to be delivered by Buyer pursuant to Section 3.02 and Section 3.03(b).
If the Closing occurs, all closing conditions set forth in this Article X that have not been fully satisfied as of the Closing shall be deemed to have been fully waived (as a condition to Closing only) by the Company and the Representative.
ARTICLE XI
SURVIVAL; INDEMNIFICATION
11.01    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:
(a)    all covenants contained in this Agreement shall survive the Closing until fully performed;
(b)    the representations and warranties of (i) Buyer and Merger Sub contained in Section 4.01(a) (Status), Section 4.01(b) (Power and Authority), Section 4.01(c) (Enforceability), Section 4.01(e) (No Brokers), and Section 4.01(g) (Investment Representations) (collectively, the “Buyer Fundamental Representations”), (ii) HIG Seller contained in Section 4.02(a) (Status), Section 4.02(b) (Power and Authority), Section 4.02(c) (Enforceability), Section 4.02(e) (Capitalization; Ownership), and Section 4.02(f) (Subsidiaries) (collectively, the “HIG Seller Fundamental Representations”) and (iii) the Company contained in the first two sentences of Section 5.01 (Corporate Status), Section 5.02 (Power and Authority), Section 5.03 (Enforceability), Section 5.04 (Capitalization; Ownership), Section 5.05(a) and (b) (Subsidiaries), the first two sentences of Section 5.05(c) (Subsidiaries), and Section 5.23 (No Brokers) (collectively, the “Company Fundamental Representations”) shall terminate and be of no further force and effect on the date that is six (6) years after the Closing Date; and
(c)    all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is twelve (12) months after the Closing Date.

No claim may be made for indemnification hereunder for breach of any representations or warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided, that if Buyer or the Representative, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of any representation, warranty, or covenant within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined. Such written notice of indemnification shall include, in reasonable detail, the nature of, and factual and legal basis for, any such claim for indemnification and, if then known, an estimate and calculation of the amount of Losses resulting therefrom; provided, however, that the failure to timely provide all such information shall not affect any indemnity obligations under this Agreement, except to the extent the Indemnifying Party is materially prejudiced by such failure.
11.02    Indemnification Provisions for Benefit of Buyer.
(a)    Subject to the terms and conditions of this Article XI, from and after the Closing, the Unitholders, severally and not jointly, will, indemnify and hold harmless Buyer, Merger Sub, the Surviving Company, each of their respective Subsidiaries, each of their respective Affiliates, their respective successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees and agents (the “Buyer Indemnitees”) from and against any Losses that any Buyer Indemnitee suffers, sustains, or incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article XI prior to the end of any applicable survival period set forth in Section 11.01(a) through (c)), resulting from, arising out of or caused by (i) any misrepresentation, breach or inaccuracy of any representation or warranty contained in Article V or in the Company Closing Certificate, or (ii) any breach of any covenant or agreement of the Representative in this Agreement or of the Company in this Agreement to be performed prior to Closing.
(b)    Subject to the terms and conditions of this Article XI, from and after the Closing, HIG Seller, and no other Unitholder, will indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses that any Buyer Indemnitee suffers, sustains or incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article XI prior to the end of any applicable survival period set forth in Section 11.01(a) through (c)), resulting from, arising out of or caused by (i) any misrepresentation, breach or inaccuracy of any representation or warranty made by HIG Seller in Section 4.02 or in the HIG Seller Closing Certificate, or (ii) any breach of any covenant or agreement by HIG Seller contained in this Agreement.
(c)    With respect to the matters described in Section 11.02(a)(i), no Unitholder will have, and with respect to matters described in Section 11.02(b)(i), HIG Seller will not have, any liability with respect to such matters until the Buyer Indemnitees have suffered, sustained, or incurred aggregate indemnifiable Losses by reason of all such misrepresentations, breaches and inaccuracies in excess of $1,575,000 (the “Deductible”), after which point the Unitholders or HIG Seller, as applicable, will only be obligated to indemnify Buyer Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) any misrepresentation, breach or inaccuracy of a Company Fundamental Representation, (ii)  any misrepresentation, breach or inaccuracy of an HIG Seller Fundamental Representation, or (iii) Fraud.

(d)    With respect to the matters described in Sections 11.02(a)(i) and 11.02(b)(i), and any amounts payable under Section 8.01, the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees from the Unitholders or HIG Seller shall in no event exceed the Indemnity Escrow Amount; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) any misrepresentation, breach or inaccuracy of a Company Fundamental Representation, (ii) any misrepresentation, breach or inaccuracy of an HIG Seller Fundamental Representation, or (iii) Fraud.
(e)    Notwithstanding anything to the contrary in this Agreement, (i) no Unitholder shall have any liability in excess of its Unitholder Percentage of any Loss recoverable under Section 11.02(a), (ii) other than HIG Seller, no other Unitholder shall have any liability for any breach or inaccuracy of any representation or warranty made by HIG Seller in Section 4.02, (iii) the Buyer Indemnitees shall not be entitled to recover any Losses to the extent such Losses were reflected as liabilities in, or specifically reserved for on, the Latest Balance Sheet or to the extent a Loss was included as a liability in the calculation of any component of the Closing Cash Payment, and (iv) each Unitholder’s aggregate liability under or arising out of this Agreement or the transactions contemplated hereby shall in no event exceed the portion of the Merger Consideration actually paid to, or on behalf of, such Unitholder pursuant to Section 2.07 or in the case of HIG Seller, the Holdco Purchase Price actually paid to HIG Seller pursuant to Section 1.02.
(f)    IT SHALL NOT BE A DEFENSE TO ANY CLAIM FOR MISREPRESENTATION, BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE V OF THIS AGREEMENT THAT ANY BUYER INDEMNITEE IS OR WAS NEGLIGENT OR ALLEGED TO BE NEGLIGENT OR STRICTLY LIABLE OR ALLEGED TO BE STRICTLY LIABLE (INCLUDING UNDER ENVIRONMENTAL LAWS AND INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT).
11.03    Indemnification Provisions for Benefit of the Unitholders.
(a)    Subject to the terms and conditions of this Article XI, from and after the Closing, Buyer will indemnify and hold harmless the Unitholders, their respective Affiliates, their respective successors and assigns, and their respective officers, directors, managers, partners, equity holders, employees, and agents (the “Unitholder Indemnitees”) from and against any Losses that any Unitholder Indemnitee suffers, sustains, or incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this Article XI prior to the end of any applicable survival period set forth in Section 11.01(a) through (c)), resulting from, arising out of or caused by %3. any breach or inaccuracy of any representation or warranty set forth in Section 4.01 or %3. any breach of any covenant or agreement of Buyer or Merger Sub in this Agreement.
(b)    With respect to the matters described in Section 11.03(a)(i), Buyer will have no liability with respect to such matters until the Unitholder Indemnitees have suffered, sustained, or incurred aggregate indemnifiable Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will only be obligated to indemnify Unitholder Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses resulting from (i) any breach of a Buyer Fundamental Representation or (ii) Fraud.
(c)    With respect to the matters described in Section 11.03(a)(i), the aggregate maximum liability of Buyer shall be $1,575,000; provided, that the foregoing limitation shall not apply to any indemnifiable Losses resulting from (i) any breach of a Buyer Fundamental Representation or (ii) Fraud; provided, further, that the aggregate maximum liability of Buyer for indemnifiable Losses resulting from breaches of Buyer Fundamental Representations shall be an amount equal to the Base Amount.
(d)    Prior to the Closing, notwithstanding anything to the contrary contained in this Agreement, none of the foregoing limitations set forth in Section 11.02 or this Section 11.03 shall apply or reduce (i) the Company’s and the Unitholder’s right to recover from Buyer if Buyer fails to consummate the transactions contemplated by this Agreement in breach of its obligations hereunder, or (ii) Buyer’s right to recover from the Company and the Unitholders if the Company or the Unitholders fail to consummate the transactions contemplated by this Agreement in breach of their obligations hereunder.
11.04    Matters Involving Third Parties.
(a)    If any Party (the “Indemnified Party”) receives any claim or demand asserted by a third party (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, that the failure to so notify the Indemnifying Party shall not limit the indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s sole expense, and at its option will have the right to assume and thereafter conduct the defense of the Third Party Claim (at its sole expense) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages in an amount that is less than any remaining portion of the Deductible and the Indemnity Escrow Fund and any amounts then recoverable under the R&W Policy in respect of such Third Party Claim and does not impose an injunction or other equitable relief upon the Indemnified Party, in which case no consent will be required; provided, further, that, if the Indemnifying Party assumes the defense of any Third Party Claim, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (it being understood, however, that the Indemnifying Party shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonably satisfactory to the Indemnified Party), (ii) such assumption shall not prejudice the Indemnifying Party’s right to thereafter contest the Indemnified Party’s right to indemnification for the claims asserted therein, and (iii) an Indemnified

Party shall not settle, compromise or consent to the entry of any judgment or admit any liability with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (and after such time as) (1) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (2) the Indemnified Party shall have been advised in writing by counsel that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another and, as a result, in the reasonable judgment of such counsel to the Indemnified Party, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim, (3) if the Indemnifying Party fails to give written notice that the Indemnifying Party shall assume the defense of such Third Party Claim within thirty (30) days after receiving the Indemnified Party’s notice of the Third Party Claim pursuant to Section 11.04(a), (4) the Third Party Claim is a criminal Proceeding or governmental investigation or a Proceeding or governmental investigation initiated by a Governmental Authority (other than a Taxing Authority), (5) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the sum of any then remaining portion of the Indemnity Escrow Amount against which the Buyer Indemnitees shall not have already made indemnity claims and any amounts then recoverable under the R&W Policy in respect of such Third Party Claim, (6) the Third Party Claim, if decided adversely against the Indemnified Party, would reasonably be expected to have a Material Adverse Effect, (7) the Third Party Claim seeks or would reasonably be expected to result in debarment of Buyer, its Affiliates, HIG Holdco, the Company or any of its Subsidiaries from current or future Contracts with any Governmental Authority, (8) the Indemnifying Party has failed or is failing to diligently and actively defend in good faith the Third Party Claim (after written notice from Buyer and a reasonable opportunity to cure), (9) the Indemnifying Party has not acknowledged in writing that such Third Party Claim is subject to, and the Indemnified Party is entitled to, indemnification pursuant to this Article XI, (10) the Indemnifying Party has not provided the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against such Third Party Claim and fulfill its indemnification obligations under this Article XI, (11) the assumption of such defense would cause Buyer to lose coverage under the R&W Policy or (12) Buyer or any insurer under the R&W Policy is required to assume the defense of such Third Party Claim pursuant to the terms of the R&W Policy.
(c)    The Indemnified Party (i) will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), cause or agree to the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim and (ii) at the cost of the Indemnifying Party, will cooperate reasonably with the Indemnifying Party and its counsel in the review, investigation and defense of any such claim or any related claim or counterclaim, make available its personnel, and provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith. In furtherance of the foregoing, each Party mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (1) each shares a common legal interest in preparing for the defense of legal Proceedings, or potential legal Proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (2) the sharing of Subject Materials will further such common legal interest, and (3) by disclosing any Subject Materials to and/or sharing any Subject Materials with the other Party, no Party shall be deemed to have waived the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that, based on the advice of outside counsel, would be impaired by such disclosure or any confidentiality restriction under applicable Law; provided, however, that each Party shall use its commercially reasonable efforts to make arrangements which protect such legal privilege but allow the Indemnifying Party access to such information.
(d)    Notwithstanding anything in this Agreement to the contrary, as promptly as reasonably practicable following receipt by Buyer of (i) notice of a Third Party Claim, Buyer shall, and shall cause the Company to, retain documents that are then within Buyer’s or the Company’s possession or control and reasonably related to such Third Party Claim for a period of time that the Representative reasonably determines, in consultation with Buyer, after taking into account all relevant facts and circumstances related to the Third Party Claim that is the subject of such notice, or (ii) a written notice by the Representative of a demand or inquiry by a Governmental Authority, or subpoena or other legal process served by any Person, relating to the Company, Buyer shall, and shall cause the Company to, retain documents that are then within Buyer’s or the Company’s possession or control and reasonably related to such information, demand or inquiry or such subpoena or other legal process for the time period that the Representative reasonably determines, in consultation with Buyer, after taking into account all relevant facts and circumstances related to such information, demand or inquiry.
(e)    If the Indemnifying Party assumes the defense of a Third Party Claim and the indemnifiable Losses previously suffered, sustained, or incurred by the Indemnified Party do not, in the aggregate, exceed the Deductible, then the Indemnified Party shall promptly, and in any event within five (5) Business Days of receipt of a written request from the Indemnifying Party, reimburse the Indemnifying Party for the reasonable out-of-pocket expenses suffered, sustained, or incurred by the Indemnifying Party in connection with the defense of such Third Party Claim up to the difference between the indemnifiable Losses previously suffered, sustained, or incurred by the Indemnified Party and the Deductible; provided, however, that any such amounts that are reimbursed pursuant to this sentence shall constitute Losses of the Indemnified Party and shall thereafter count against the Deductible for all purposes.
11.05    Determination of Losses.
(a)    The amount of any Loss subject to indemnification under Article VIII and this Article XI (i) shall be calculated net of any insurance proceeds received (including the proceeds of the R&W Policy) and any Tax benefits actually realized by the Indemnified Party on account of such Loss, and (ii) without limitation to Section 14.03, shall not include any costs and expenses of investigation, assertion, dispute or defense, including attorneys’, accountants’ and other professionals’ fees, disbursements and expenses, to the extent incurred in connection with any claim or dispute among the Parties as to whether a Unitholder Indemnitee, on the one hand, or a Buyer Indemnitee, on the other hand, is entitled to indemnification under Article VIII and this Article XI for any particular Loss or Losses or to specific enforcement under Section 14.10 (for the avoidance of doubt, the limitations in this subsection (ii) shall not apply with respect to out-of-pocket costs and expenses incurred in connection with the investigation, assertion, dispute, enforcement, defense or resolution of any indemnifiable Third Party Claim, including reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses).
(b)    The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, that no Indemnified Party shall be under any obligation to initiate any legal action against any insurer or other Person in connection with seeking such recovery. In the event that an insurance or other recovery is received by any Indemnified Party or a Tax benefit is actually realized by an Indemnified Party, in each case with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery or Tax benefit (less any Loss that was suffered by the Indemnified Party and was not subject to indemnification by the Indemnifying Party due to any limitations or other provisions set forth in this Article XI) shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party. If any indemnification payment under this Article XI is determined to be taxable to the Indemnified Party receiving such payment by any Taxing Authority, the Indemnifying Party shall, subject to the limitations set forth herein, also indemnify the Indemnified Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Indemnified Party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
(c)    With respect to all indemnification obligations under this Agreement, for purposes of determining (i) whether any breach, misrepresentation or inaccuracy of any representation or warranty has occurred or exists and (ii) the amount of Losses suffered, sustained or incurred in connection with, as a result of, or caused by any such breach, misrepresentation or inaccuracy, such determination shall be made without regard to the words “material,” “materiality,” “materially,” “material respects,” and “Material Adverse Effect,” contained in such representation or warranty; provided, however, that this Section 11.05(c) shall not apply to any of the representations or warranties set forth in any of Sections 5.07(a), 5.08(b), 5.14(a), 5.19(a) or 5.20(a).
11.06    Exclusive Remedy.
(a)    The Parties acknowledge and agree that, except as provided in Sections 3.04(b) and 14.10, and other than claims for Fraud and any claims under any Letter of Transmittal, after the Closing, the indemnification provisions in this Article XI shall be the sole and exclusive remedy of the Parties and their Affiliates with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement.
(b)    Buyer agrees that the only source of recovery and recourse for any claims that any Buyer Indemnitee may have against any Unitholder or any of their Affiliates pursuant to Section 11.02(a)(i), Section 11.02(b)(i) or Section 8.01 shall be from the recovery of the Indemnity Escrow Amount under the Escrow Agreement (subject to the terms of the Escrow Agreement) and the R&W Policy (subject to the terms of the R&W Policy), except with respect to (i) any misrepresentation, breach or inaccuracy of a Company Fundamental Representation, (ii) any misrepresentation, breach or inaccuracy of an HIG Seller Fundamental Representation, or (iii) Fraud.
(c)    The Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article XI by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Notwithstanding anything to the contrary in this Agreement, each Unitholder’s aggregate liability under, or related to, this Agreement shall in no event exceed the portion of the Merger Consideration paid to, or on behalf of, such Unitholder pursuant to Section 2.07, or in the case of HIG Seller, the Holdco Purchase Price paid to HIG Seller pursuant to Section 1.02. Nothing in this Section 11.06 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 14.10.
11.07    No Duplication. The Parties acknowledge and agree that the same Loss may be subject to indemnification under more than one provision under this Agreement; provided, however, that, in no event shall the Unitholder Indemnitees, on the one hand, or the Buyer Indemnitees, on the other hand, be entitled to duplicative recoveries for the same underlying Loss.
11.08    Other Indemnification Matters.
(a)    All indemnification payments under this Article XI will be deemed adjustments to the Closing Cash Payment.
(b)    The Parties agree that if Buyer or any other Buyer Indemnitee has indemnification claims for Losses under Section 11.02(a)(i) or 11.02(b)(i), Buyer or such other Buyer Indemnitee shall seek recovery with respect to such claims as follows:
(i)    First, if any portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery from the remaining portion of the Indemnity Escrow Fund;
(ii)    Second, if no portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery by making and pursuing a claim under the R&W Policy; and
(iii)    Third, if (A) the claim is for misrepresentation, breach or inaccuracy of a Company Fundamental Representation, misrepresentation, breach or inaccuracy of a HIG Seller Fundamental Representation or Fraud, and (B) no portion of the Indemnity Escrow Fund is remaining and (C) Buyer has made a claim under the R&W Policy in compliance with the terms of the R&W Policy, and the insurer providing coverage under the R&W Policy has indicated to Buyer in writing (after reasonable pursuit by Buyer of such claim under the R&W Policy) that the claim or any portion of the claim is denied or otherwise will not be paid (which shall include, for the avoidance of doubt, any portion of the claim that will not be paid because it was applied against the retention amount under the R&W Policy) for any reason other than Buyer’s breach of the terms of the R&W Policy as finally determined, after investigation, by the Independent Auditor, then Buyer Indemnitee shall be entitled to pursue recovery of any remaining Losses pursuant to such claim directly from the applicable Unitholder(s), subject to the provisions and limitations set forth in this Agreement; provided, however, that to the extent such claim was not paid due to Buyer’s breach of the terms of the R&W Policy as finally determined, after investigation, by the Independent Auditor (and not because coverage is otherwise not available under the R&W Policy for any other reason), then Buyer Indemnitee shall be entitled to pursue recovery of such Losses pursuant to such claim directly from the applicable Unitholder(s) to the extent such Losses exceed the R&W Policy limit.
(c)    The Parties agree that if Buyer or any other Buyer Indemnitee has indemnification claims for Losses under Section 11.02(a)(ii), Section 11.02(b)(ii) or Section 8.01, Buyer or such other Buyer Indemnitee shall seek recovery with respect to such claims as follows:
(i)    First, if any portion of the Indemnity Escrow Fund is remaining, then Buyer Indemnitee shall pursue recovery from the remaining portion of the Indemnity Escrow Fund;
(ii)    Second, if Buyer has made a claim under the R&W Policy and the insurer providing coverage under the R&W Policy has indicated to Buyer in writing (after reasonable pursuit by Buyer of such claim under the R&W Policy) that the claim or any portion of the claim is denied or otherwise will not be paid (which shall include, for the avoidance of doubt, any portion of the claim that will not be paid because it was applied against the retention amount under the R&W Policy) for any reason other than Buyer’s breach of the terms of the R&W Policy as finally determined, after investigation, by the Independent Auditor, then Buyer Indemnitee shall be entitled to pursue recovery of any remaining Losses pursuant to such claim directly from the applicable Unitholder(s), subject to the provisions and limitations set forth in this Agreement; provided, however, that to the extent such claim was not paid due to Buyer’s breach of the terms of the R&W Policy as finally determined, after investigation, by the Independent Auditor (and not because coverage is otherwise not available under the R&W Policy for any other reason), then Buyer Indemnitee shall be entitled to pursue recovery of such Losses pursuant to such claim directly from the applicable Unitholder(s) to the extent such Losses exceed the R&W Policy limit. Notwithstanding anything to the contrary contained in this Agreement, no claims for Fraud or indemnification claims for Losses under Section 11.02(a)(ii) or Section 11.02(b)(ii) shall be subject to limitation by any survival periods (other than applicable statutes of limitations under Law) or the Deductible.
11.09    Effect of Investigation. The representations, warranties, covenants, agreements, undertakings and obligations of an Indemnifying Party contained in this Agreement and the other documents executed or delivered in connection with Closing, and an Indemnified Party’s right to indemnification or any other remedy with respect thereto, shall not be affected or deemed waived by reason of any investigation made at any time prior to Closing by or on behalf of the Indemnified Party (including by any of its representatives) or any knowledge acquired (or capable of being acquired) by or on behalf of the Indemnified Party (including by any of its representatives) at any time prior to Closing, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of, compliance with or performance of, any such representation, warranty, covenant, agreement, undertaking or obligation.
ARTICLE XII
DEFINITIONS
12.01    Defined Terms. As used herein, the following terms shall have the following meanings:

“Abandonment and Reclamation Obligations” means all past, present and future legally binding obligations to (i) abandon, shut-down, close, decommission, dismantle and remove any and all fixtures, improvements, tangible personal property, structures, foundations, buildings, pipelines, equipment and other physical facilities located on any Real Property, or lands pooled or unitized therewith, used or previously used by the Company or its Subsidiaries in respect of any mining, processing, storage, transportation or other activities; and (ii) investigate, monitor, restore, remediate and reclaim the surface and subsurface locations, if any, of such Real Property, and lands pooled or unitized therewith, and any lands used to gain access thereto, including such obligations relating to any mining, processing, storage, transportation, production or other facilities that were abandoned or decommissioned, in whole or in part, prior to the Closing Date, and including the investigation, monitoring, remediation, restoration and reclamation of any other surface and subsurface lands affected by any environmental damage, contamination or other environmental issues emanating from or relating to such mining, processing, storage, transportation, production or other facilities; in each case that are required pursuant to all in accordance with generally accepted industry practices, any lease provisions from any lessor or landowner or Laws.
“Accounts Receivable” means the Company’s and its Subsidiaries’ (a) trade accounts receivable and other rights to payment from customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers, (b) other accounts or notes receivable and the full benefit of all security for such accounts or notes, and (c) claims, remedies or other rights related to any of the foregoing.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or Merger Sub) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any material assets of HIG Holdco, the Company or its Subsidiaries (excluding sales of assets in the ordinary course of business), (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any equity securities of HIG Holdco, the Company or any of its Subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HIG Holdco, the Company or any of its Subsidiaries or involving the material assets of HIG Holdco, the Company or any of its Subsidiaries; in each case, other than the transactions contemplated by this Agreement.
“Adjustment Escrow Amount” means $1,000,000.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, H.I.G. Capital, L.L.C. and portfolio companies (other than HIG Holdco, the Company, and the Company’s Subsidiaries) of H.I.G. Capital, L.L.C. and/or its respective Affiliates shall not be considered Affiliates of HIG Holdco, the Company or any of its Subsidiaries after Closing.
“Agreement” has the meaning forth in the Preamble.

“Antitrust Conditions” has the meaning set forth in Section 6.03(b)(ii).
“Authorized Action” has the meaning set forth in Section 14.15(d).
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.01(c).
“Base Amount” means $315,000,000.
“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 3.03(b)(ii).
“Buyer Fundamental Representations” has the meaning set forth in Section 11.01(b).
“Buyer Indemnitees” has the meaning set forth in Section 11.02(a).
“Cash Amount” means, as of 12:02 a.m. (Chicago time) on the Closing Date, all unrestricted cash, cash equivalents, and marketable securities of HIG Holdco, the Company, and the Company’s Subsidiaries. Cash Amount shall be calculated net of (i) cash or bank account overdrafts, and (ii) all uncleared checks issued by HIG Holdco, the Company, and the Company’s Subsidiaries then outstanding so long as in determining Working Capital such checks have reduced payables.
“Certificate of Merger” has the meaning set forth in Section 2.02.
“Claim” or “Claims” has the meaning set forth in Section 7.09.
“Class A Unit” means a Class A Unit of the Company.
“Class H Unit” means a Class H Unit of the Company.
“Class N Common Unit” means a Class N Common Unit of the Company.
“Class P Unit” means a Class P Unit of the Company.
“Closing” has the meaning set forth in Section 3.01.
“Closing Cash Payment” means the amount equal to (a) the Base Amount, plus (b) the Cash Amount, if the Cash Amount is a positive number, minus (c) the absolute value of the Cash Amount, if the Cash Amount is a negative number, minus (d) the outstanding amount of all Funded Debt as of the Closing, minus (e) the Transaction Expenses Amount, minus (f) the Indemnity Escrow Amount, minus (g) the Adjustment Escrow Amount, minus (h) the Earn-Out Escrow Amount, minus (i) the Representative Expense Fund Amount, minus (j) the Working Capital Deficit, if any, plus (k) the Working Capital Surplus, if any, minus (l) $5,000,000 (payable to HIG Seller pursuant to Section 1.02(a)), minus (m) $1,830,000.

“Closing Date” has the meaning set forth in Section 3.01.
“Closing Statement” has the meaning set forth in Section 3.04(b)(i).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Documents” has the meaning set forth in Section 5.02.
“Company Closing Certificate” has the meaning set forth in Section 3.03(a)(ii).
“Company Employees” has the meaning set forth in Section 7.05(a).
“Company Fundamental Representations” has the meaning set forth in Section 11.01(b).
“Company Intellectual Property” means, collectively, all Company Owned Intellectual Property and Third Party Intellectual Property.
“Company’s Knowledge” means the actual knowledge of Paul Harrington, Robert Monaghan, Scott Alexander, John Todd and Jim Hill, and the knowledge that each such Person would have reasonably obtained in the performance of such Person’s duties and responsibilities with the Company and its Subsidiaries.
“Company Owned Intellectual Property” means any Intellectual Property that is used in or necessary to the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and that is owned by the Company or any of its Subsidiaries.
“Company Products” means all products and services that currently are or previously were sold, published, or offered for sale by HIG Holdco, the Company or any of its Subsidiaries.
“Company Units” means all issued and outstanding equity or ownership interests of the Company (including the Class A Units, Class H Units and Class P Units).
“Confidentiality Agreements” has the meaning set forth in Section 6.07.
“Contract” means any contract or other legally binding agreement (whether written or oral).
“Deductible” has the meaning set forth in Section 11.02(c).
“Designated Courts” has the meaning set forth in Section 14.09(a).
“Designated Unitholder” means each Unitholder other than HIG Seller.

“Disclosure Schedule” means the disclosure schedule delivered by HIG Seller and the Company to Buyer on the date hereof regarding certain exceptions to the representations and warranties in Section 4.02, and Article V hereof.
“Distribution” has the meaning set forth in the Operating Agreement.
“DLLCA” has the meaning set forth in the Recitals.
“D&O Tail” has the meaning set forth in Section 7.02(b).
“Earn-Out Escrow Amount” means an amount equal to $1,000,000.
“Earn-Out Escrow Period” has the meaning set forth in Section 7.08.
“Effective Time” has the meaning set forth in Section 2.02.
“Employment Laws” has the meaning set forth in Section 5.13(c).
“End Date” has the meaning set forth in Section 6.03(b)(ii).
“Environmental Laws” means all Laws (including common law) enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment or of human health (from exposure to materials in the environment) including all those relating to the preservation, restoration or reclamation of natural resources and mines, mine safety, the protection of environmentally sensitive areas or protected or endangered species, or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, investigation, control, or cleanup of any Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state Laws, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such matters, all as amended from time to time.
“E.O. 11246” has the meaning set forth in Section 5.13(d).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in the Escrow Agreement.
“Escrow Agent” means Citibank, N.A., a national banking association.
“Escrow Agreement” means that certain Escrow Agreement by and among the Escrow Agent, Representative and Buyer substantially in the form of Exhibit I hereof.
“Estimated Closing Cash Payment” has the meaning set forth in Section 3.04(a).
“Estimated Closing Statement” has the meaning set forth in Section 3.04(a).
“Existing Collateral” has the meaning set forth in Section 2.11.
“FCPA” has the meaning set forth in Section 5.25(a).
“Financial Statements” has the meaning set forth in Section 5.07(a).
“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of any representations and warranties contained in this Agreement; provided, that such actual and intentional fraud of such Party shall only be deemed to exist with respect to such Person if (i) such Person had actual knowledge that the representations and warranties made by such Person were false when made, (ii) that such representations and warranties were made with the intent to induce another Person to rely thereon, and (iii) such reliance by such other Person was justifiable. For purposes of clause (i) of the immediately preceding sentence, “actual knowledge” with respect to HIG Seller shall mean the actual knowledge of Keval Patel and Ryan Kaplan.
“Funded Debt” means, without duplication, all obligations of HIG Holdco, the Company and its Subsidiaries for (i) indebtedness for borrowed money (including any seller notes or other similar instruments issued in connection with any acquisitions and the face amount of any letter of credit (but only to the extent actually drawn) supporting the repayment of indebtedness for borrowed money issued for the account of HIG Holdco, the Company or any of its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing (but only to the extent actually drawn)), (ii) non-contingent obligations to pay the deferred purchase price of property or services (including such obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable), (iii) the principal amount of leases required to be capitalized pursuant to the accounting policies and procedures used in, and applied in a consistent manner as, those used in the preparation of the Interim Financial Statements, including the capital leases set forth on Section 5.11(a) of the Disclosure Schedule, and any accrued interest or prepayment premiums or penalties related thereto, (iv) obligations under any hedging arrangement; (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above; and (vi) indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) secured by any Lien on or in respect of any property of HIG Holdco, the Company or any of its Subsidiaries; provided, however, that Funded Debt shall not include intercompany indebtedness solely among HIG Holdco, the Company, or its Subsidiaries. Notwithstanding the foregoing, Funded Debt shall not include $1,000,000 of any amounts due or payable by Jack Acquisitions, Inc. under the Promissory Note issued by Jack Acquisitions, Inc. in favor of Sharon Jack (as representative of the sellers listed on Exhibit A thereto) pursuant to that certain Stock Purchase Agreement dated February 3, 2015, by and among Jack Acquisitions, Inc., the persons listed on Schedule 1.1 attached thereto, and Sharon Jack.
“Future Distribution Amount” means any consideration or other amounts payable or otherwise deliverable to the Representative or the Unitholders pursuant to the Escrow Agreement, Section 3.04(b), ARTICLE VIII, Article XI or Section 14.15.
“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Year-End Financial Statements.
“Governmental Authority” means any United States or foreign, federal, state, provincial, municipal, tribal, or local governmental, quasi-governmental, or regulatory commission, board, bureau, agency, nation, tribunal, council, court or regulatory, administrative body or political subdivision, including tribal governments, Indian nations, First Nations, and other self-governing groups or communities of indigenous people, Native Americans, or Aboriginal Peoples.
“Governmental Mine Fees” has the meaning set forth in Section 5.22.
“Government Official” has the meaning set forth in Section 5.25(a).
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Hazardous Material” means any toxic or hazardous material, substance or waste, or any pollutant or contaminant, including petroleum, in each case as defined in and regulated under any applicable Law relating to the protection of the environment or human health (with respect to exposure to materials in the environment), including any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act (33 U.S.C. Paragraph 1251 et seq.); (iii) defined as a “solid or hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Paragraph 6901 et seq.); (iv) defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Paragraph 9601 et seq.); (v) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); (vi) chemicals, elements, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable federal, state or local Laws relating to the protection of the environment or human health (with respect to exposure to materials in the environment); (vii) polychlorinated biphenyls; (viii) “pesticides” as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (ix) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; (x) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; (xi) “hazardous materials” as defined in the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; (xii) “hazardous air pollutants” as defined in the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and (xiii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.
“HIG Entities” has the meaning set forth in Section 14.14.
“HIG Holdco” has the meaning set forth in the Recitals.
“HIG Holdco Company Units” has the meaning set forth in the Recitals.
“HIG Holdco Purchase” has the meaning set forth in the Recitals.
“HIG Holdco Shares” has the meaning set forth in the Recitals.
“HIG Seller” has the meaning set forth in the Preamble.
“HIG Seller Closing Certificate” has the meaning set forth in Section 3.03(a)(iii).
“HIG Seller Fundamental Representations” has the meaning set forth in Section 11.01(b).
“HIG Seller’s Knowledge” means the actual knowledge of Kevel Patel, Ryan Kaplan, and Matt Kever, and the knowledge that each such Person would have reasonably obtained in the performance of each such Person’s duties and responsibilities with HIG Seller.
“HIG Services Agreements” means (a) that certain Professional Services Agreement between the Company and H.I.G. Capital, L.L.C. dated as of December 21, 2012, and (b) that certain Transaction Services Agreement effective as of December 21, 2012 by and between the Company and H.I.G. Capital, L.L.C. dated as of December 21, 2012.
“HIG Termination Agreement” means that certain HIG Services Agreement Termination Agreement substantially in the form of Exhibit J hereto.
“Holdco Closing” has the meaning set forth in Section 1.03.
“Holdco Purchase Price” has the meaning set forth in Section 1.02.
“Imputed Underpayment” has the meaning set forth in Section 8.08.
“Income Taxes” means Taxes imposed on, or determined by reference to, net income.
“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.
“Indemnified Party” has the meaning set forth in Section 11.04(a).
“Indemnifying Party” has the meaning set forth in Section 11.04(a).
“Indemnity Escrow Amount” means an amount equal to $1,575,000.

“Indemnity Escrow Fund” means, as of any date, the amount of funds then held by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.
“Independent Auditor” has the meaning set forth in Section 3.04(b)(i).
“Insurance Policies” has the meaning set forth in Section 5.16.
“Intellectual Property” means:
(i)    all inventions, issued patents, patent applications, industrial designs, and any continuations, divisionals, continuations-in-part, renewals, reissues, and patents issuing upon reexamination (“Patents”);
(ii)    trademarks, trade names, trade dress, service marks, designs, logos, slogans, assumed names, corporate names, brand names, and indicia of source, together with all goodwill, all variations, derivations, combinations, registrations and applications related to the foregoing (“Trademarks”);
(iii)    works of authorship, copyrights, mask works, together with all registrations and applications relating to the foregoing (“Copyrights”);
(iv)    trade secrets, proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, data, ideas, concepts, discoveries, databases, technical and engineering data, technology, confidential business information including ideas, concepts, research and development, formulas, compositions, methodologies, operation or manufacturing and production processes and techniques, technical and engineering data, privacy data and non-public personal information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans (“Trade Secrets”);
(v)    device and/or computer software programs or applications (in both source code and object code form and including firmware), and including all related technical documentation, user or operator manuals, software libraries, compliers, configurations, databases, schematics, diagrams, tools, operating devices, flowcharts and methodologies related to any of the foregoing in any programming language and format (“Software”);
(vi)    all computer systems, Software, computer hardware, communications systems, network infrastructure and related equipment (“IT Systems”);
(vii)    all moral rights including any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right (“Moral Rights”);

(viii)    all rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; licenses, immunities, covenants not to sue relating to any of the foregoing;
(ix)    all social media accounts, domain names and Internet-related identifiers (“Domain Names”);
(x)    any and all other intellectual property or other proprietary rights protectable as a matter of law; and
(xi)    any claims or causes of action arising out of related to any infringement, misuse or misappropriation of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 5.07(a).
“Kitsap SPA” has the meaning set forth in Section 7.08.
“Latest Balance Sheet” has the meaning set forth in Section 5.07(a).
“Law” means any United States and non-U.S. federal, state, county, local, tribal, provincial, municipal, or foreign order, constitution, law, ordinance, rule, ruling, code, regulation, directive, published policy interpretation, common law, consent, decree, statute or treaty issued by any Governmental Authority having the force of law.
“Leased Real Property” has the meaning set forth in Section 5.11(b).
“Letter of Transmittal” has the meaning set forth in Section 2.08(b).
“Lien” means any lien, charge, mortgage, pledge, security interest, option, hypothecation, easement, right-of-way or encroachment of any nature whatsoever, whether voluntarily incurred or arising by operation of Law, or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).
“Losses” means all damages, liabilities, demands, claims, suits, actions, causes of action, assessments, deficiencies, penalties, interest, fines, losses, costs and expenses (including reasonable fees of attorneys, accountants and other experts), whether or not arising out of a third party claim; provided, that the Parties agree that “Losses” shall not include any punitive damages, except to the extent paid in connection with a Third Party Claim.
“Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, has, or would reasonably be expected to have, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, provided, that any adverse change, event, occurrence or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect (except in the case of (c), (f), (g), (h), or (i), to the extent that such change, event, occurrence, or development has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other participants in the industry in which they conduct their business generally): (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (b) the identity of, or the effects of any facts or circumstances relating to, Buyer; (c) economic or political conditions generally affecting the industry or segments therein in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Company and its Subsidiaries operate; (d) any action taken or statement made by Buyer or its Affiliates or their respective representatives; (e) compliance with the terms of, or the taking of any action required by, this Agreement or approved by Buyer in writing; (f) any change in accounting requirements or principles or any change in applicable Laws or the interpretation or enforcement thereof by a Governmental Authority; (g) actions required to be taken under applicable Laws or Contracts; (h) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (i) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (j) any earthquakes, hurricanes, floods or other natural disasters, acts of God or force majeure events (but only to the extent that any such force majeure events are not caused, in whole or in part, by HIG Seller, the Company, or any of the Company’s Subsidiaries); or (k) any failure by the Company and its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying cause of such failure shall not be excluded hereby).
“Material Contracts” has the meaning set forth in Section 5.19(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means an amount equal to Estimated Closing Cash Payment, plus the aggregate amount of any Future Distribution Amounts actually paid to Unitholders.
“Merger Sub” has the meaning set forth in the Preamble.
“Mining Claims” means all unpatented mining claims and mill site claims held by the Company or any of its Subsidiaries.
“New Plans” has the meaning set forth in Section 7.05(c).
“Objection Disputes” has the meaning set forth in Section 3.04(b)(i).
“Objection Statement” has the meaning set forth in Section 3.04(b)(i).
“Old Plans” has the meaning set forth in Section 7.05(c).
“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Harrison Gypsum Holdings, LLC dated as of December 21, 2012, as amended.
“Owned Real Property” has the meaning set forth in Section 5.11(c).
“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 9.06.
“PBGC” has the meaning set forth in Section 5.14(f).
“Pension Plans” has the meaning set forth in Section 5.14(f).
“Per Unit Portion” means, with respect to a Class A Unit or Class P Unit (as the case may be) outstanding immediately prior to the Holdco Closing, the amount of the Estimated Closing Cash Payment or any Future Distribution Amount (as the case may be) payable to a holder of such Unit pursuant to Section 9.1 of the Operating Agreement (as applicable), if such Estimated Closing Cash Payment or such Future Distribution Amount (as the case may be) was a Distribution made pursuant to Section 9.1 of the Operating Agreement immediately prior to the Holdco Closing.
“Permits” has the meaning set forth in Section 5.17.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, in each case for sums not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Owned Real Property or Leased Real Property which are not materially violated by the current use and operation of the Owned Real Property or Leased Real Property, as applicable; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property, as applicable, for the purposes for which each such property is currently used in connection with the business of the Company and its Subsidiaries; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens on goods in transit incurred pursuant to documentary letters of credit; and (g) purchase money liens and liens securing rental payments under capital lease arrangements set forth on Section 5.11(a) of the Disclosure Schedule.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
“Personal Property” has the meaning set forth in Section 5.11(a).
“Plans” has the meaning set forth in Section 5.14(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Private Sector Counterparty” has the meaning set forth in Section 5.25(a).
“Proceeding” means any litigation, suit, claim, mediation, arbitration, action, hearing, charge, complaint, or other legal or governmental proceeding.
“Purchase Price Allocation Schedule” has the meaning set forth in Section 8.07.
“Qualified Plan” has the meaning set forth in Section 5.14(c).
“R&W Policy” means a representations and warranties insurance policy issued in the name of Buyer, substantially in the policy form attached hereto as Exhibit K, the cost of which shall be paid entirely by Buyer.
“Real Property” has the meaning set forth in Section 5.11(c).
“Real Property Leases” has the meaning set forth in Section 5.11(b).
“Released Party” or “Released Parties” has the meaning set forth in Section 7.09.
“Representative” has the meaning set forth in Section 14.15(a).
“Representative Expense Fund” has the meaning set forth in Section 14.15(c).
“Representative Expense Fund Amount” has the meaning set forth in Section 3.02(h).
“Restrictions” means any restriction on the exercise of any rights related to any security, including proxies, voting agreements, voting or transfer restrictions, agreements to sell or purchase, rights of first refusal, rights of first offer, call rights, repurchase or redemption rights, options, vesting restrictions, clawback rights, and similar items, but excluding restrictions on transfer generally arising under federal and state securities Laws.
“Section 503” has the meaning set forth in Section 5.13(d).
“Securities Act” means the Securities and Exchange Act of 1933, as amended.
“Straddle Period” has the meaning set forth in Section 8.02.
“Subject Materials” has the meaning set forth in Section 11.04(c).
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity, voting, or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.
“Surviving Company” has the meaning set forth in Section 2.01.
“Tax Claim” has the meaning set forth in Section 8.05.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority, including any amendment thereof.
“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments, including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.
“Terminated Equity Plans” has the meaning set forth in Section 7.05(d).
“Third Party Claim” has the meaning set forth in Section 11.04(a).
“Third Party Intellectual Property” means any Intellectual Property that is used in or necessary to the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries pursuant to a license, consent to use or other agreement and that is owned by a third party.
“Transaction Expenses” means, to the extent not paid by HIG Holdco, the Company, or any of the Company’s Subsidiaries prior to the preparation of the Estimated Closing Statement or included as a liability in the calculation of Working Capital, (a) all fees and expenses payable by HIG Holdco, the Company, or any of the Company’s Subsidiaries to Piper Jaffray, McDermott Will & Emery LLP, and other professional advisors, accountants, consultants or other service providers retained in connection with the transactions contemplated by this Agreement, (b) any fees and expenses payable by HIG Holdco, the Company, or any of the Company’s Subsidiaries to H.I.G. Capital, L.L.C. or any of its Affiliates pursuant to the HIG Professional Services Agreement or otherwise, (c) all bonuses and other compensation, if any, payable to managers, directors, officers or employees of HIG Holdco, the Company, or any of the Company’s Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, neither the costs of the R&W Policy, nor the costs of the D&O Tail nor any Transfer Taxes shall be Transaction Expenses.
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to Closing, whether or not the Company or any of its Subsidiaries has been billed for such expenses.

“Transaction Tax Deductions” means the deductions arising in connection with the transactions contemplated by this Agreement, to the extent properly deductible for federal Income Tax purposes in a Pre-Closing Tax Period, which are set forth on Schedule 12.01(i).
“Transfer Taxes” has the meaning set forth in Section 7.04.
“Treasury Regulations” mean the Treasury regulations promulgated under the Code.
“Unitholder” means HIG Seller and each holder of record of Company Units (other than HIG Holdco).
“Unitholder Consent” has the meaning set forth in the Recitals.
“Unitholder Group” has the meaning set forth Section 14.16.
“Unitholder Indemnitees” has the meaning set forth Section 11.03(a).
“Unitholder Percentage” means, with respect to each Unitholder, a percentage equal to the aggregate dollar amount of Merger Consideration (or, in the case of HIG Seller, the aggregate dollar amount of the Holdco Purchase Price) actually received by such Unitholder, divided by the aggregate amount of Merger Consideration and Holdco Purchase Price actually paid to all Unitholders.
“VEVRAA” has the meaning set forth in Section 5.13(d).
“Warranty” has the meaning set forth in Section 5.21(b).
“Working Capital” means as of 12:02 a.m. on the Closing Date (a) those current assets of HIG Holdco, the Company and its Subsidiaries listed on the Working Capital Schedule, minus (b) those current liabilities of HIG Holdco, the Company and its Subsidiaries listed on the Working Capital Schedule, in each case calculated on a consolidated basis in accordance with Section 3.05(a).
“Working Capital Deficit” means the lesser of $1,000,000 and the amount by which the Working Capital is less than the Working Capital Target.
“Working Capital Schedule” has the meaning set forth in Section 3.05(a).
“Working Capital Surplus” means the lesser of $1,000,000 and the amount by which the Working Capital is greater than the Working Capital Target
“Working Capital Target” means $28,700,000.
“Year-End Financial Statements” has the meaning set forth in Section 5.07(a).
12.02    Other Definitional Provisions.
(a)    All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    All references to “$” in this Agreement shall be deemed references to United States dollars.
(d)    All references to “writing” in this Agreement shall include emails, facsimiles, and other similar electronic transmissions.
(e)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
ARTICLE XIII
TERMINATION
13.01    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of Buyer and the Company;
(b)    by Buyer, if:
(i)    there has been a violation or breach by the Company, the Representative or HIG Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article IX and (A) such violation or breach has not been waived in writing by Buyer; (B) Buyer has provided written notice to the Company and the Representative of such violation or breach and its intent to terminate this Agreement pursuant to this Section 13.01(b); and (C) the Company, the Representative or HIG Seller, as applicable, has not cured such violation or breach within ten (10) Business Days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(i) if there has been a violation or breach by Buyer of this Agreement that has prevented or would prevent satisfaction of any condition set forth in Article X;
(ii)    a Material Adverse Effect has occurred and (A) such Material Adverse Effect has not been waived in writing by Buyer; (B) Buyer has provided written notice to the Company and the Representative of such Material Adverse Effect and its intent to terminate this Agreement pursuant to this Section 13.01(b); and (C) the Company has not cured such Material Adverse Effect within ten (10) Business Days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; or
(iii)    the transactions contemplated hereby have not been consummated by the End Date; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(iii) if Buyer’s or Merger Sub’s breach of this Agreement has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date;
(c)    by the Company, if:
(i)    there has been a violation or breach by Buyer or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article X and (A) such violation or breach has not been waived in writing by the Company; (B) the Company or the Representative has provided written notice to Buyer of such violation or breach and its intent to terminate this Agreement pursuant to this Section 13.01(c); and (C) Buyer or Merger Sub has not cured such violation or breach within ten (10) Business Days (or by the End Date, if sooner) after receiving written notice thereof from the Company or the Representative (provided, however, that the failure of Buyer to make any payment required by Section 3.02, shall only be subject to a one (1) Business Day cure period unless otherwise agreed to in writing by the Representative); provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(i) if there has been a violation or breach by the Company or HIG Seller of this Agreement that has prevented or would prevent satisfaction of any condition set forth in Article IX; or
(ii)    the transactions contemplated hereby have not been consummated by the End Date; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(ii) if HIG Seller’s, the Representative’s, or the Company’s breach of this Agreement has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date; or
(d)    by either Buyer or the Company, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 13.01(d) shall not be available to any Party whose violation or breach of this Agreement was the cause of, or resulted in, such injunction, judgment, order or ruling.
13.02    Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 13.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for this Article XIII, Article XIV and the Confidentiality Agreements, which shall each survive the termination of this Agreement in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement (including, but not limited to, any termination pursuant to Sections 13.01(b)(iii) or 13.01(c)(ii)) shall in no way limit any claim by a Party that another Party breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement, nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at Law or equity.
ARTICLE XIV
GENERAL PROVISIONS

14.01    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one (1) Business Day after deposit with Federal Express or similar nationally recognized overnight courier service, upon transmission by facsimile or e-mail of .pdf document, in each case if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission or three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:
(a)    if to Buyer or Merger Sub (or to the Company after Closing) to:
Arcosa Materials, Inc.
2525 N. Stemmons Freeway
Dallas, TX  75207
Attention: Reid Essl
E-mail: Reid.Essl@Arcosa.com
Phone: (817) 635-8525

and

Arcosa, Inc.
2525 N. Stemmons Freeway
Dallas, TX  75207
Attention: Mark J. Elmore
E-mail: Mark.Elmore@Arcosa.com
Phone: (972) 942-6549

with a copy to (which notice shall not constitute notice):
Haynes and Boone, LLP
2323 Victory Ave., Suite 700
Dallas, TX 75219
Attention: Eric S. Williams
Phone: (214) 651-5537
E-mail: Eric.Williams@haynesboone.com

(b)    if to the Company (before Closing), HIG Seller, or the Representative (on behalf of the Unitholders) to:
H.I.G. – HGC, LLC
c/o H.I.G. Capital, L.L.C.
1450 Brickell Avenue, 31st Floor
Miami, Florida 33131

Attention: Keval Patel
Facsimile: (305) 381-4319
Email: kpatel@higcapital.com
with a copy to (which notice shall not constitute notice):
McDermott Will & Emery LLP
444 West Lake Street
Suite 4000
Chicago, Illinois 60606
Attention: Brooks Gruemmer
Facsimile: (312) 277-7638
Email: bgruemmer@mwe.com
14.02    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreements. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.
14.03    Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement. Notwithstanding the foregoing, in the event of litigation with respect to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses, incurred by the prevailing party in connection with any such litigation, including any appeal therefrom.

14.04    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and the Company and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

14.05    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein or therein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Parties; provided, that Buyer and Merger Sub may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to Buyer.
14.06    Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.
14.07    Interpretation; Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender as the context requires. The word “or” shall not be exclusive. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule only to the extent such disclosure is made in a way so as to make its relevance to such other section readily apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material). The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
14.08    Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware applicable to contracts executed and to be wholly performed within Delaware.

14.09    Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Any Proceeding against the Parties, the Surviving Company, the Representative, or any of the Unitholders or arising out of, or with respect to, this Agreement or the subject matter of this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with Section 14.01 shall be effective service of process for any action, suit or Proceeding brought against such Party in any such court. Buyer and Merger Sub hereby designate the individual listed in Section 14.01(a) to whom notice may be given on behalf of Buyer and Merger Sub as their true and lawful agent upon whom may be served any lawful process in any action, suit or Proceeding instituted by or on behalf of the Company, the Representative or any of the Unitholders. The Company, HIG Seller, and the Representative (on behalf of the Unitholders) hereby designate the individual listed in Section 14.01(b) to whom notice may be given on behalf of the Company, HIG Seller, and the Representative (on behalf of the Unitholders) as their true and lawful agent upon whom may be served any lawful process in any action, suit or Proceeding instituted by or on behalf of Buyer, Merger Sub or the Surviving Company.
(b)    In addition, each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts has been brought in an inconvenient forum.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 14.09. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.10    Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, the Company and the Unitholders would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which any non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond or other undertaking to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder.
14.11    Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
14.12    Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
14.13    Made Available. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the “Project Thunderbird” data room at Intralinks.com at least two (2) Business Days prior to the date hereof.
14.14    Confidentiality; Publicity. Except as may be required by Law or the rules of any stock exchange, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party hereto; provided, however, that the Parties and their Affiliates shall be permitted to (a) disclose such information to their attorneys, advisors, representatives, directors, members, or investors (and, after Closing, the existence of this Agreement to their employees) and (b) disclose and use such information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement. Buyer and its Affiliates may issue one or more press releases or other public announcements in connection with the execution of this Agreement; provided, that any such press release will be made available to H.I.G. Capital, L.L.C. for review and comment, and will be subject to the reasonable approval of H.I.G. Capital, L.L.C. prior to the issuance, distribution or publication of such press release or other public announcement. No other press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customer or suppliers of the Company and its Subsidiaries, shall be issued or made by any Party without the approval of the other Party, unless required by Law (in the reasonable opinion of counsel) in which case the other Party shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of any of H.I.G. Capital, L.L.C. or any of its Affiliates (the “HIG Entities”) from providing (i) the financial results achieved by any of the HIG Entities with respect to their beneficial interest in the Company and its Subsidiaries, (ii) a description of the Company and its Subsidiaries (including their financial performance, and the HIG Entities’ investment and role therein), or (iii) such other information as the HIG Entities provide to such third parties in the ordinary course of its business to the current or prospective limited partners, financing sources or other business associates of the HIG Entities and their respective advisors in the ordinary course of business.
14.15    Designation of the Representative.
(a)    Designation. HIG Seller (the “Representative”) is hereby designated to serve as the representative of the Unitholders with respect to the matters expressly set forth in this Agreement and the Escrow Agreement to be performed by the Representative.
(b)    Authority. The Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Unitholders for all purposes of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith, including the full power and authority on such Unitholder’s behalf (i) to execute the Escrow Agreement and otherwise to consummate the transactions contemplated herein and therein, (ii) to pay expenses incurred by such Unitholder or the Representative in connection with the marketing of the Company, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement, the Escrow Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to calculate the Per Unit Portion for each Unitholder and any other amounts payable to each Unitholder pursuant to this Agreement and disburse any funds received hereunder or under the Escrow Agreement to each other Unitholder, (iv) to endorse and deliver any certificates or instruments representing any Unitholder’s Company Units and execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Unitholders as if such Unitholder had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Unitholder, (vii) to execute and deliver on behalf of such Unitholder any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Unitholder in connection herewith including under the Escrow Agreement, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement, the transactions contemplated hereunder or under the Escrow Agreement, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Unitholders in connection with its actions hereunder or under the Escrow Agreement, (xi) to dispense funds from the Indemnity Escrow Fund (or direct the Escrow Agent to do so) on behalf of the Unitholders pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement (including calculations with respect to the distribution of the Merger Consideration or each Unitholder’s Unitholder Percentage of any indemnification obligation), and (xiii) to do each and every act and exercise any and all rights which such Unitholder is permitted or required to do or exercise under this Agreement or the Escrow Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Unitholder. If, after the execution of this Agreement, any Unitholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Unitholders, and no Unitholder shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Representative Expense Fund. The Representative Expense Fund Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees and expenses (including any legal fees and expenses) incurred by the Representative or HIG Seller in connection with the marketing of the Company, the negotiation and execution of this Agreement and the Escrow Agreement and the completion of the transactions contemplated hereby and thereby, and the payment of other obligations of the Representative and the Unitholders related thereto (the “Representative Expense Fund”), and finally with any balance of the Representative Expense Fund not utilized for such purposes to be returned to the Designated Unitholders based upon each such Designated Unitholder’s Per Unit Portion and to HIG Seller based on the Per Unit Portion for the Company Units owned by HIG Holdco immediately prior to the Holdco Closing. In the event that the Representative Expense Fund Amount shall be insufficient to satisfy the fees and expenses of, and other amounts payable by, the Representative, and in the event there are any remaining funds in the Indemnity Escrow Fund to which the Representative is entitled to distribution pursuant to the terms of this Agreement and the Escrow Agreement on behalf of the Unitholders, then immediately prior to the final distribution from the Indemnity Escrow Fund to the Representative on behalf of the Unitholders pursuant to this Agreement and the Escrow Agreement, the Representative shall be entitled to recover any such expenses from the Indemnity Escrow Fund to the extent of such funds prior to the distribution of funds to the Unitholders. The Representative shall also be entitled to recover any remaining expenses directly from the Unitholders, and the Representative shall not have any obligation to personally advance funds in connection with the performance of any duties as the Representative under this Agreement.
(d)    Authority; Indemnification. Buyer shall be entitled to rely on any action taken by the Representative, on behalf of the Unitholders, pursuant to Section 14.15(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on each Unitholder as fully as if such Unitholder had taken such Authorized Action. Buyer agrees that the Representative, solely in its capacity as the Representative, shall have no liability to Buyer for any Authorized Action, except as set forth in the Agreement or to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. Each Unitholder severally, for itself only and not jointly, will indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or Proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(e)    Duties of the Representative. The Representative hereby accepts its obligations under this Agreement. The Representative shall have only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of the Unitholders or any other Person. The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company
(f)    Exculpation. The Representative shall not be liable to any Unitholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by Law for fraud or bad faith. The Representative shall not be liable to the Unitholders for any apportionment or distribution of payments made by the Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Unitholder to whom payment was due, but not made, shall be to recover from other Unitholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Unitholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.
(g)    Letter of Transmittal. Any Unitholder that executes and delivers a Letter of Transmittal pursuant to Section 2.08 will become a Party to this Agreement and shall be subject to all of the terms and conditions of this Agreement.
(h)    No Fees to or Compensation of the Representative. The Representative shall not be entitled to and shall not charge or collect from the Unitholders or any other Person any fees or other compensation for its services as the Representative under this Agreement. The Representative, however, shall be entitled to reimbursement from the Unitholders (based on their Unitholder Percentage of such expenses) for its reasonable out-of-pocket expenses incurred in connection with its services as the Representative under this Agreement.
(i)    Replacement of the Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Unitholders that held a majority of the Class A Units outstanding on the date hereof, voting as a single class, will appoint a new Person to serve as the Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer will be entitled to rely on the actions and statements of the previous Representative.

14.16    Company Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that McDermott Will & Emery LLP may serve as counsel to each and any of the Unitholders and their respective Affiliates (individually and collectively, the “Unitholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, McDermott Will & Emery LLP (or any successor) may serve as counsel to the Representative, the Unitholder Group (or any member of the Unitholder Group) or any director, member, partner, officer, employee or Affiliate of the Representative, the Company or the Unitholder Group (or any member of the Unitholder Group) in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. Buyer and Merger Sub further agree that, as to all communications among McDermott Will & Emery LLP, the Representative, the Company and/or any Unitholder in connection with this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to the Representative and, if applicable, the Unitholders and may be controlled by the Representative and shall not pass to or be claimed by Buyer, Merger Sub, the Surviving Company or any of its Subsidiaries. The Parties agree that McDermott Will & Emery LLP shall not, without the consent of the Representative, be required to disclose to Buyer or the Surviving Company or any of its Subsidiaries, any advice given in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything in this section to the contrary, from and after Closing and except in connection with any dispute or Proceeding involving the Parties related to the subject matter of this Agreement, none of McDermott Will & Emery LLP, the Representative, HIG Seller, the Company, or any Unitholder will waive any attorney-client privilege on behalf of HIG Holdco, the Surviving Company, or any of its Subsidiaries, including in connection with any Third Party Claim, without the prior written consent of Buyer and the Surviving Company.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
BUYER:

ARCOSA MATERIALS, INC.
By: /s/ Reid S. Essl
Name: Reid S. Essl
Title: President
MERGER SUB:
ARCOSA MS1, LLC
By: /s/ Scott Beasley
Name: Scott Beasley
Title: Vice President
COMPANY:
HARRISON GYPSUM HOLDINGS, LLC
By: /s/ Paul Harrington
Name: Paul Harrington
Title: President and Chief Executive Officer
HIG SELLER:
H.I.G. – HGC, LLC
By: H.I.G.-GPII, Inc., its Manager

By: /s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory
REPRESENTATIVE:
H.I.G. – HGC, LLC
By: H.I.G.-GPII, Inc., its Manager

By: /s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AGREEMENT AND PLAN OF MERGER]

DM_US 154261147-17.066497.0396